Exhibit 2.1

PURCHASE AGREEMENT

by and among

MEDICAL ACTION INDUSTRIES INC.

MEDIRA INC.

and, solely for purposes of Sections 5.1(b) and 11.20,

INTEPLAST GROUP, LTD.

dated as of March 12, 2014

i

EXHIBITS

Exhibit A —	Products
Exhibit B —	Inventory Value
Exhibit C —	Form of Bill of Sale
Exhibit D —	Form of Assignment and Assumption Agreement
Exhibit E —	Form of Deed
Exhibit F —	Form of ALTA Statement
Exhibit G —	Form of Transition Services Agreement
Exhibit H —	Environmental Remediation Procedures
Exhibit I —	Form of Assignment of Trademark
Exhibit J —	Form of Assignment of Patents
Exhibit K —	Form of Assignment of Domain Names
Exhibit L —	Form of Unit Assignment
Exhibit M —	Rebate and Product Return Addendum

SCHEDULES

Schedule 1.1(a)	– Easements
Schedule 1.1(b)(i)	– Tangible Personal Property
Schedule 1.1(b)(ii)	– Excluded Tangible Personal Property at West Virginia Facility
Schedule 1.1(c)(i)	– Containment Business Employees
Schedule 1.1(c)(ii)	– Containment Business Employees Exceptions
Schedule 1.1(d)	– Permitted Capital Expenditures
Schedule 1.1(e)	– Permitted Liens
Schedule 1.1(f)(i)	– Excluded Tangible Personal Property at Tennessee Facility
Schedule 1.1(f)(ii)	– Excluded Tangible Personal Property at Leased Real Property
Schedule 1.1(g)(i)	– Seller Medegen Business Employees
Schedule 1.1(g)(ii)	– Seller Medegen Business Employees Exceptions
Schedule 1.1(h)	– Seller Scheduled Contract
Schedule 1.1(i)	– Seller Corporate Employees
Schedule 1.1(j)	– Bifurcated Contracts
Schedule 2.4(b)	– Excluded Insurance
Schedule 2.4(g)	– Excluded Assets
Schedule 2.7(b)	– Medegen Liabilities
Schedule 2.9(i)	– Resigning Officers of Medegen
Schedule 2.9(n)	– Third Party Consents
Schedule 3.1	– Organization
Schedule 3.4(a)	– Title to Assets
Schedule 3.4(b)	– Title to Medegen Personal Property
Schedule 3.4(c)	– Sufficiency of Assets
Schedule 3.4(d)	– Personal Property of Business
Schedule 3.5	– Equity Interests
Schedule 3.6(a)	– Governmental Consents and Approvals
Schedule 3.7(a)	– Partial Financial Statements
Schedule 3.7(b)	– Exceptions to Inventory
Schedule 3.8	– Other Liabilities

v

Schedule 3.9	– Conduct of Business
Schedule 3.10(a)	– Real Property
Schedule 3.10(b)	– Owned Real Property
Schedule 3.10(d)	– Leased Real Property
Schedule 3.11(a)	– Material Contracts
Schedule 3.11(b)	– Material Contracts Defaults
Schedule 3.12(a)	– Registered Proprietary Rights
Schedule 3.12(b)	– Limitations to Use of Intellectual Property and Related Claims
Schedule 3.12(e)	– Licenses of Company Intellectual Property
Schedule 3.13	– Governmental Licenses and Permits
Schedule 3.14	– Seller Litigation
Schedule 3.15	– Compliance
Schedule 3.16(a)	– Business Employees
Schedule 3.16(b)	– Labor Matters
Schedule 3.16(c)	– Independent Contractors
Schedule 3.17(a)	– Benefit Plans
Schedule 3.17(e)	– Pension Benefit Plans
Schedule 3.17(f)	– Tax-Exempt Benefit Plans
Schedule 3.17(g)	– Contracted or Leased Staff
Schedule 3.17(h)	– Transaction Bonuses
Schedule 3.18	– Insurance
Schedule 3.19(a)	– Tax
Schedule Section 3.20	– Brokerage
Schedule 3.21(a)	– Affiliate Transactions
Schedule 3.22(a)	– Environmental Disclosure
Schedule 3.23(a)	– Material Customers
Schedule 3.23(b)	– Material Vendors
Schedule 3.24(a)	– Warranties
Schedule 3.24(b)	– Product Liability
Schedule 3.25	– Bank Accounts
Schedule 3.26	– Transaction Bonuses
Schedule 4.4	– Buyer Ligation
Schedule 4.6	– Buyer Brokerage
Schedule 5.1(a)	– Key Employees
Schedule 5.2(b)	– Negative Covenants
Schedule 5.7	– Intercompany Arrangements

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of March 12, 2014 (the “Agreement”), is by and between Medical Action Industries Inc., a Delaware corporation (“Seller”), and Medira Inc., a Delaware corporation (“Buyer” and, together with Seller, collectively the “Parties”).  Inteplast Group, Ltd., a Texas limited partnership and an Affiliate of Buyer (“Parent”), is joining in the execution of this Agreement solely for purposes of Sections 5.1(b) and 11.20.

WHEREAS, Medegen Medical Products, LLC, a Delaware limited liability company and a wholly-owned indirect Subsidiary of Seller (“Medegen”), and Seller are engaged in the Medegen Business;

WHEREAS, Seller is engaged in the Containment Business and, together with Medegen, in the Medegen Business; and

WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell or cause to be sold to Buyer, and Buyer desires to purchase (i) from Medegen Parent, all of the issued and outstanding membership interests of Medegen (the “Units”) and (ii) from Seller, the Assets.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions

“1933 Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Accounting Firm” has the meaning set forth in Section 2.12(e).

“Actual Value” has the meaning set forth in Section 2.12(f)(iii).

“Adjustment Amount” has the meaning set forth in Section 2.12(b).

“Affiliate” means, when used with respect to a specified Person, any Person that directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person.  For the purposes of this definition, “Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with,” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of equity interests, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Annual Partial Financial Statements” has the meaning set forth in Section 3.7(a).

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act and the Federal Trade Commission Act, and all other federal, state and non-U.S. Applicable Law governing antitrust and competition matters.

“Applicable Law” means, with respect to any Person, any federal, state or local law, ordinance, code, rule, regulation, directive having the force and effect of law, or Order enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assets” means the Containment Assets, the Seller Medegen Assets and the Assigned Contracts.

“Assigned Contracts” means, collectively (a) the Seller Scheduled Contracts, (b) the Seller Unscheduled Contracts, and (c) the Seller Bifurcated Contracts listed on Schedule 1.1(j).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.9(d).

“Assumed Benefit Plans” means, any Benefit Plan that Buyer has explicitly agreed to assume pursuant to this Agreement as indicated on Schedule 3.17(a).  For the avoidance of doubt, there are no Assumed Benefit Plans.

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Assumed Tax Rate” means, for the relevant taxable year, a percentage equal to (100%-B) x A + B, where “A” is the maximum U.S. federal income tax rate applicable to corporations with respect to such taxable year, and “B” is the maximum combined state and local income tax rate applicable to corporations doing business in New York, New York, in each case for such taxable year.

“Assumed Taxes” means any Liability for the following Taxes (other than Excluded Taxes), without duplication:

(a) Taxes (other than Transfer Taxes, which are governed by (c)) of  Medegen for any Post-Closing Tax Period (determined pursuant to Section 6.2(a)(iii));

(b) Taxes arising from or relating to the Assets, the Business or the Transferred Employees for any Post-Closing Tax Period (determined pursuant to Section 6.2(a)(iii)); and

(c) Transfer Taxes allocated to Buyer pursuant to Section 6.2(c).

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, any plans that would be “employee benefit plans” if they were subject to ERISA (such as foreign plans or plans for directors) and each other plan, agreement, arrangement or policy providing for compensation or benefits, including any bonuses, profit-sharing, stock option or other equity-based arrangements or rights or other forms of incentive or deferred compensation, employment agreement, consulting agreement, employee leasing agreement, employee loan, vacation or holiday benefits, insurance (including any self-insured arrangements and workers’ compensation insurance), health or medical benefits, employee assistance program, disability or sick leave benefits, cafeteria plan, education or tuition assistance program, supplemental unemployment benefits, change in control benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), or other employee benefits, in each case, which is maintained, administered, sponsored or contributed to by Seller or its ERISA Affiliates, including Medegen.

“Bill of Sale” has the meaning set forth in Section 2.9(a).

“Business” means, collectively, the Medegen Business and Containment Business.

“Business Benefit Plans” means: (a) any Benefit Plan which is sponsored by Medegen (other than the Medegen Pension Plan); and (b) any Assumed Benefit Plan.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.

“Business Employees” means the Seller Corporate Employees, Containment Business Employees and the Medegen Business Employees.

“Business Monthly Partial Financial Statements” has the meaning set forth in Section 5.10.

“Business Permits” means all Permits held by Seller that exclusively relate to the Business.

“Buyer” has the meaning set forth in the preamble hereto.

 “Buyer Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Buyer Restricted Business” has the meaning set forth in Section 6.7(a).

“Buyer Restricted Party” has the meaning set forth in Section 6.7(a).

“Buyer Restricted Period” has the meaning set forth in Section 6.7(a).

“Buyer Warranty Breach” has the meaning set forth in Section 10.2(b)(i).

“Cap” has the meaning set forth in Section 10.2(a).

“Carryover Vacation Amount” means the total amount of vacation and paid time off of the Transferred Employees that is accrued or earned but not yet taken as of the Closing Date and relates to periods prior to the calendar year in which the Closing Date occurs.

“Cash” means all available cash and cash equivalents of Seller, including marketable securities.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq.

“Closing” has the meaning set forth in Section 2.3.

“Closing Accrued Vacation Amount” means (a) the Carryover Vacation Amount, plus (b) the Closing Year Seller Vacation Amount, and minus (c) the aggregate amount of vacation and paid time off used by Transferred Employees from January 1, 2014 through the Closing Date.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Inventory” means the Inventory Value as of the close of business on the Business Day prior to the Closing Date.

“Closing Inventory Statement” has the meaning set forth in Section 2.12(c).

“Closing Purchase Price” means (a) $75,170,573.54, plus (b) the amount, if any, by which Estimated Inventory as of the close of business on the Business Day prior to the Closing Date, as determined pursuant to Section 2.12(a), exceeds $16,300,000, plus or minus, as applicable (c) the Permitted Capital Expenditure Price Adjustment, minus (d) the amount, if any, by which Estimated Inventory as of the close of business on the Business Day prior to the Closing Date, as determined pursuant to Section 2.12(a), is less than $16,300,000, plus (d) the amount of Interim Capital Expenditures, if any, and minus (e) the Closing Accrued Vacation Amount.

“Closing Year Seller Vacation Amount” means (a) the total amount of vacation and paid time off which will be earned or accrued for Transferred Employees under Seller and its Affiliates’ applicable vacation policies for the calendar year in which the Closing Date occurs multiplied by (b) a fraction equal to the number of days in the calendar year in which the Closing Date occurs that have elapsed prior to and including the Closing Date divided by number of days in such calendar year which elapse after the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.11(a)(vii).

“Companies” means, collectively, (a) Seller and (b) Medegen.

“Company IP” has the meaning set forth in Section 3.12(a).

“Confidential Information” has the meaning set forth in Section 6.5(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.1(b).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section

1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

 “Containment Assets” means all of the assets, properties and business owned, held or used, in each case, exclusively in the conduct of the Containment Business by Seller to the extent existing and held by Seller as of the Closing Date, (x) excluding the Excluded Assets, and (y) including all of Seller’s right, title and interest in, to and under the following to the extent existing as of the Closing Date:

(a) the Owned Real Property listed on Schedule 3.10(a), together with all buildings, structures, fixtures and other improvements owned by Seller and located thereon;

(b) the Leased Real Property and the Real Property Leases listed on Schedule 3.10(a), respecting land, buildings, fixtures and real property improvements (whether owned or leased), together with all construction work-in-progress in respect of same;

(c) the Assigned Contracts that relate to the Containment Business;

(d) the easements appurtenant to Seller’s ownership of the Owned Real Property, lease of the Leased Real Property and operation of the Containment Business, including the easements identified on Schedule 1.1(a) (the “Easements”);

(e) the Company IP listed on Schedule 3.12(a), and all other Proprietary Rights related exclusively to the Containment Business (other than the Excluded Assets);

(f) (i) the tangible personal property described in Schedule 1.1(b)(i), and all other fixtures, furnishings, equipment, vehicles, tools, supplies, computers, printers, and other tangible personal property owned or leased by Seller (other than the Excluded Assets), in each case (other than with respect to the excluded tangible personal property described in Schedule 1.1(b)(i)), used by Seller exclusively in connection with the ownership or operation of the Containment Business, and (ii) the tangible personal property owned or leased by Seller and located at the West Virginia Facility, but specifically excluding all tangible personal property located at the West Virginia Facility described on Schedule 1.1(b)(ii);

(g) all Inventories of the Containment Business, wherever located;

(h) to the extent transferable by Applicable Law, all Business Permits related exclusively to the Containment Business;

(i) except as set forth in Section 2.4 or clause (j) of this definition, all books, records, files and papers, whether in hard copy or computer format, including any information relating to any Tax imposed on the Containment Assets, in each case which relate exclusively to the Containment Business;

(j) to the extent permitted by Applicable Law, copies of the personnel and employment records relating to Transferred Employees;

(k) all unexpired warranties from third-parties related exclusively to the Containment Business; provided, however, that nothing in this clause (k) shall be construed as a representation by Seller that any such warranty remains in effect or is enforceable;

(l) all goodwill associated with the Containment Business, together with the right to represent to third-parties that Buyer is the successor to the Containment Business;

(m) all security and other non-current deposits made by Seller to any other Person relating exclusively to the Containment Business or Containment Assets, in each case, other than to the extent relating to any of the Excluded Liabilities or Excluded Assets;

(n) all telephone and facsimile numbers (together with all other similar numbers) of Seller at the Owned Real Property and Leased Real Property locations; provided, however, Buyer shall make all arrangements (at Buyer’s cost and expense) for the transfer of telephone billings to Buyer with the reasonable cooperation of Seller); and

(o) subject to Sections 2.7 and 2.13 and Exhibit M, all rights of Seller pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses Seller may have with respect to the Assumed Liabilities or any of the Containment Assets, except to the extent any such rights relate to any of the Excluded Liabilities or Excluded Assets.

 “Containment Business” means the business of manufacturing, marketing, promoting, selling and distributing of containment systems for medical waste, including bio hazardous waste containment and autoclave bags, non-infectious medical waste containment bags, chemotherapy waste containment bags, laundry and linen container systems and disposal bags, laboratory specimen transport bags, patient belonging bags, sharps containment systems and equipment dust covers, as conducted by Seller, the specific products of which are listed on Exhibit A hereto under the product lines designated as “Containment Systems,” and “Protective Apparel.”

 “Containment Business Employees” means those employees of Seller who spend the majority of their working time providing services to the Containment Business and are set forth on Schedule 1.1(c)(i) (which schedule may be amended by Seller prior to Closing to reflect any employees hired or terminated in accordance with Section 5.2(b)(iv)), other than those employees set forth on Schedule 1.1(c)(ii).

“Contracts” means, with respect to any Person, any contract, agreement, deed, mortgage, lease or license, written or oral, or other document or instrument, in each case, to which such Person is a party.

“Contractors” has the meaning set forth in Section 3.16(c).

“Credit Agreement” means that certain Credit Agreement dated May 17, 2013, among Seller and Senior Lender as administrative agent, and the lenders that are parties thereto, as the same may be amended, restated, extended or supplemented from time to time.

“Customs & International Trade Laws” means any Applicable Law, Permit, Order or other decision or requirement having the force or effect of Applicable Law, of any Governmental Authority, concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, and other Applicable Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, the Export Administration Regulations, the International Emergency Economic Powers Act, the Trading With the Enemy Act, the Arms Export Control Act, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the antiboycott laws administered by the U.S. Department of Commerce, the antiboycott laws administered by the U.S. Department of the Treasury, the FCPA and any corresponding or similar Applicable Laws of any other jurisdiction.

“Damages” has the meaning set forth in Section 10.2(a).

“Deductible” has the meaning set forth in Section 10.2(a).

“Delayed Transfer Asset” has the meaning set forth in Section 2.8(a).

“Designated Person” has the meaning set forth in Section 11.13.

“Domain Names Assignment” has the meaning set forth in Section 2.9(b).

“Environmental Claims” means administrative, regulatory or judicial actions, suits, complaints, written demands, demand letters, claims, Liens, citations, summonses, notices of non-compliance or violation, written requests for information, investigations or proceedings relating in any way to the Release of Hazardous Materials or any Environmental Law, including (a) claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from an alleged injury or reasonable threat of injury to human health and safety or the environment.

“Environmental Condition” means a condition with respect to the environment which has resulted or could reasonably be expected to result in a material loss, Liability, cost or expense to Seller (with respect to the Business) or Medegen.

“Environmental Law” means any Applicable Laws that regulate or otherwise pertain to the protection of human health and safety, the environment, natural resources, or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or regulated substances, wastes, or materials, including the management, control, Release, treatment, containment, handling, removal, use, generation, permitting, storage, transportation, remediation, manufacture, processing or distribution of Hazardous Materials that are or would reasonably present a threat to human health and safety, the environment, or natural resources, including the following Applicable Laws: (a) the Resource Conservation and

Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; and (k) the Hazardous Materials Transportation Act.

“Environmental Permits” means all Permits required by Environmental Laws.

“ERISA” means the Employee Retirement Income Securities Act of 1974.

“ERISA Affiliate” means any Person that, together with any other Person, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Estimated Inventory” has the meaning set forth in Section 2.12(a).

“Excluded Assets” has the meaning set forth in Section 2.4.

“Excluded Contracts” means all Contracts of Seller or any of its Subsidiaries (other than Medegen) other than Assigned Contracts.

“Excluded Liabilities” has the meaning set forth in Section 2.6.

 “Excluded Taxes” means any Liability for the following Taxes, without duplication, (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally pursuant to an Assumed Contract, in connection with an adjustment by a Governmental Authority, or for any other reason and whether disputed or not):

(a) Taxes (other than Transfer Taxes which are governed by (e)) of Medegen for any Pre-Closing Tax Period (determined pursuant to Section 6.2(a)(iii)) or any Consolidated Group (including the Seller Consolidated Group) of which Medegen is or was a member prior to the Closing Date;

(b) Taxes arising from or relating to the Assets, the Business or the Transferred Employees for any Pre-Closing Tax Period (determined pursuant to Section 6.2(a)(iii));

(c) Taxes of Seller, or any member of any Consolidated Group of which Seller is or was a member prior to the Closing Date;

(d) Taxes resulting from a breach or inaccuracy of any warranty or representation made by Seller in Section 3.19 (in each case, determined without regard to any qualification or exception contained therein relating to materiality); and

(e) Transfer Taxes allocated to Seller pursuant to Section 6.2(c).

 “FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (including the rules and regulations promulgated thereunder).

 “FDA” means the U.S. Food and Drug Administration.

 “FDA Laws” means the Applicable Laws of the U.S. Food and Drug Administration relating to the manufacturing and marketing of healthcare related products.

  “Fundamental Representations” means those representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.20, 4.1, 4.2, 4.5 and 4.6.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or governmental agency, department, bureau, office, commission, authority or instrumentality, or court, in each case of competent jurisdiction and whether federal, state, municipal or foreign.

“Guarantee” has the meaning set forth in Section 11.20.

“Guaranteed Obligations” has the meaning set forth in Section 11.20.

“Hazardous Materials” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, arsenic, asbestos (including any asbestos containing substance), PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

“High Value” has the meaning set forth in Section 2.12(f)(ii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person at any date, without duplication, any:  (a) obligations of such Person relating to indebtedness for borrowed money or for the deferred purchase price of property or services with respect to which such Person is liable (including reimbursement obligations related to banker’s acceptances, surety bonds or letters of credit, whether or not matured); (b) obligations in respect of letters of credit to the extent actually then drawn; (c) obligations evidenced by a note, bond, debenture or similar debt instrument; (d) capital lease obligations; (e) employee or consultant severance, bonus, change of control or other payment triggered upon the consummation of the transactions contemplated hereunder (including any Transaction Bonuses); (f) obligations of the types referred to in the preceding clauses (a) through (e) of any other Person guaranteed by Seller (with respect to the Assets) or Medegen or secured by a Lien on any Assets; (g) with respect to Medegen, declared, but unpaid, dividends or distributions; and (h) accrued interest or penalties related to any of the foregoing.  Notwithstanding the foregoing, Indebtedness does include any (i) trade payables, trade expenses, or accounts payable or (ii) any Indebtedness of Seller that does not relate to the Assets or any Assumed Liability.

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intercompany Arrangements” shall mean all Contracts (a) of Medegen or (b) that relate to the Business, in each case, that are by and between Seller or any of its Affiliates, on the one hand, and either Company, on the other hand.

“Interim Capital Expenditures” means an amount equal to the amount incurred after the date hereof and prior to the Closing by or on behalf of any of the Companies with respect to Permitted Capital Expenditures.

“Interim Partial Financial Statements” has the meaning set forth in Section 3.7(a).

“Inventory” means all raw materials, work in progress and finished goods, including inventory of related supplies, and inventory of Medegen and the Business.

“Inventory Value” is defined in, and shall be calculated in accordance with the formula set forth in, Exhibit B.

“IP Confidential Information” has the meaning set forth in the definition of “Proprietary Rights”.

“Knowledge” means, in the case of any Person, the actual knowledge of the chief executive officer, chief operating officer, vice president of finance, senior counsel, operations controller, president/general manager (patient care) and with respect to Sections 3.16 and 3.17, the director of corporate administration (or persons serving in similar capacities) of such Person.

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Liabilities” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Liens” means any mortgage, pledge, security interest, encumbrance or lien.

“Low Value” has the meaning set forth in Section 2.12(f)(i).

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, circumstances, occurrences, state of facts or developments, has had, or would reasonably be expected to have, a material adverse effect on the condition (financially or otherwise), business, assets, liabilities, or operations of the Business, taken as a whole, excluding any effect resulting from (a) changes in GAAP or changes in the regulatory or accounting requirements applicable to any industry in which the Business operates, (b) changes in the financial or securities markets or changes in the general economic or political conditions in the United States or abroad, (c) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Business operates, (d) acts of war, sabotage, terrorism or natural disasters, (e) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders or other decreases in customer demand, reduction in revenues, work stoppages or loss or threatened loss of employees or other employee disruptions), (f) any failure to obtain any consent, approval, waiver or authorization from any third party in connection with the consummation of the transactions contemplated hereby, (g) any effect on the Business, the Assets or the Medegen Assets resulting from changes in a financial rating published by a rating agency (it being understood that this clause (g) shall not by itself prevent a Party from asserting that any fact or circumstance that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (h) any failure of the Business to meet any internal or published or third-party budgets, projections, forecasts or predictions of financial performance for any period, (i) any action taken (or omitted to be taken) at the request of Buyer, (j) any action taken by Seller that is required or expressly contemplated or permitted pursuant to this Agreement, (k) bankruptcy, insolvency or other financial distress of any customers of the Business or (l) seasonal reduction in the revenues or earnings of the Business in the Ordinary Course, except in the case of (1) clauses (a), (b), (c) and (d) to the extent such changes or acts referred to therein have a materially disproportionate impact on the Business of the Companies, taken as a whole, relative to other persons operating in a business similar to the Business and (2) clause (k) to the extent such customer(s) filed voluntary petitions of bankruptcy with a court of competent jurisdiction or have been the subject of involuntary petitions of bankruptcy not dismissed within sixty (60) days after filing and such end customer(s), and the annual revenues attributable to such customer(s) for the most recently completed fiscal year, individually or in the aggregate, represent 25% or more of the consolidated annual revenues of the Business for such fiscal year.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Material Customer” means any of the twenty (20) largest invoiced accounts (i.e., those customers of the Business that are directly invoiced by the Business) of (a) Seller, with respect to the Business, and (b) Medegen, based on dollar amounts of products purchased from Seller (with respect to the Business) and Medegen for the year ended March 31, 2013 and the six (6) -month period ended September 30, 2013.

“Material Vendor” means any of the ten (10) largest vendors (including data providers) of (a) Seller, with respect to the Business, and (b) Medegen, based on dollar amounts of services or products purchased by Seller (with respect to the Business) and Medegen, for the year ended March 31, 2013 and the six (6) -month period ended September 30, 2013.

“Medegen” has the meaning set forth in the recitals.

“Medegen Assets” means all of the assets, properties or businesses owned or held by Medegen to the extent existing and held by Medegen as of the Closing Date, other than assets or properties in possession of Medegen but owned by third parties (other than Seller or any of its Subsidiaries (excluding Medegen)) pursuant to Contracts of consignment or warehousing with Medegen (or Seller or any of its other Subsidiaries).

“Medegen Business” means the business of manufacturing, marketing, promoting, selling and distributing the patient care and laboratory products, as conducted by Seller and Medegen, the specific products of which are listed on Exhibit A attached hereto under the product lines designated as “Patient Bedside Plastics,” “Stainless Steel,” “O.R. Products,” and “Measurement and Collection.”

“Medegen Business Employees” means the Medegen Employees and the Seller Medegen Business Employees.

“Medegen Distributed Assets” has the meaning set forth in Section 2.7(a).

 “Medegen Employees” means the employees of Medegen.

 “Medegen Parent” means Medegen Newco, LLC, a Delaware limited liability company.

 “Medegen Parent Assumed Medegen Liabilities” has the meaning set forth in Section 2.7(b).

“Medegen Pension Plan” means the Medegen Defined Benefit Plan.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Capital Expenditure Schedule” has the meaning set forth in Section 2.15.

“Net Income” has the meaning set forth in Section 2.8(b).

“Notice of Disagreement” has the meaning set forth in Section 2.12(c).

“Orders” means orders, judgments, decrees, writs, injunctions and awards by any Governmental Authority.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice and custom.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Parent” has the meaning set forth in the preamble hereto.

“Partial Business Balance Sheet” has the meaning set forth in Section 3.7(a).

“Partial Business Income Statement” has the meaning set forth in Section 3.7(a).

“Partial Financial Statements” has the meaning set forth in Section 3.7(a).

“Patents Assignment” has the meaning set forth in Section 2.9(b).

“Parties” has the meaning set forth in the preamble hereto.

“Pension Benefit Plan” has the meaning set forth in Section 3.17(e).

“Permits” means all permits, grants, approvals, authorizations, exemptions, licenses, variances, franchises, certificates, registrations, exemptions, clearances or orders of, and all filings, applications and registrations with, any Governmental Authority.

“Permitted Capital Expenditure Price Adjustment” has the meaning set forth in Section 2.15.

“Permitted Capital Expenditures” means the capital expenditures listed on Schedule 1.1(d).

“Permitted Liens” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the Ordinary Course and for amounts which are not delinquent more than thirty (30) days, (b) easements, rights-of-way, restrictions and other similar charges and encumbrances of record which do not, individually or on the aggregate, interfere materially with the conduct of the Business or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established, (d) matters disclosed on title surveys, title policies or preliminary title reports or other documents or writings included in the public records with respect to the Real Property which do not, individually or on the aggregate, interfere materially with the conduct of the Business or detract materially from the use, occupancy or value of such Real Property, (e) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby and (f) any other Liens set forth on Schedule 1.1(e).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date. The taxable period for Property Taxes is the calendar year with respect to which the Taxes are paid.

“Potential Contributor” has the meaning set forth in Section 10.6.

“Pre-Closing Accounts Payable” means accounts or trade payables (whether or not invoiced) for goods supplied or services rendered to Seller or its Affiliates (including Medegen) to the extent such accounts or trade payables are attributable to the period prior to the Closing Date.

“Pre-Closing Accounts Receivable” means accounts or trade receivables for goods supplied or services rendered by Seller or its Affiliates (including Medegen) to the extent such accounts or trade receivables are attributable to the period prior to the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period up to and including the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.2(a)(ii).

“Products” has the meaning set forth in Section 3.12(c).

“Property Taxes” means any ad valorem, property, excise or similar Taxes based upon the operation or ownership of assets or capital.

“Proprietary Rights” means any and all of the following in any jurisdiction throughout the world: (a) inventions, invention disclosures, discoveries, processes, designs, techniques, developments, technology and related improvements, whether or not patented or patentable; (b) computer programs, software (including source code, object code and executable code form), confidential and proprietary data, databases, and related documentation thereof, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof; (c) mask works; (d) confidential or proprietary information (including trade secrets, know-how, drawings, specifications, designs, technical information, reports, compositions, formulas, customer information, operational data, processing quality control procedures, research and development studies, engineering information, pricing information, manufacturing and production processes and techniques, operating procedures, test data and procedures, scheduling procedures, process regimes, customer lists and supplier lists); (e) all moral rights, droits moraux, or similar rights; (the intellectual property described in clauses (a) through (e) of this definition of “Proprietary Rights” being referred to herein collectively as “IP Confidential Information”); (f) all copyrightable works, all copyrights and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof and all moral rights in any of the foregoing; (g) all patents, patent applications and patent disclosures, together with re-issuances, continuations, continuations in part, divisions, provisionals, revisions, extensions, and reexaminations thereof; (h) trademarks, service marks, trade names, trade dress, slogans, brand names, corporate names, domain names, logos, and all elements thereof, all translations, adaptations, derivations, and combinations thereof, the goodwill of any business symbolized thereby and all common law rights relating thereto; (i) all advertising and promotional materials; and (j) all other proprietary rights now known or hereafter recognized (in whatever form or medium) anywhere in the world, with respect to each of the foregoing, whether or not subject to statutory registration or protection.

“Proprietary Rights Assignments” has the meaning set forth in Section 2.9(b).

“Purchase Price” has the meaning set forth in Section 2.12(g).

“Purchase Price Allocation” has the meaning set forth in Section 2.11.

“Real Property” has the meaning set forth in Section 3.10(a).

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Reference Partial Balance Sheet” means the Partial Consolidated Balance Sheet as of September 30, 2013.

“Reference Partial Balance Sheet Date” means September 30, 2013.

“Registered Proprietary Rights” has the meaning set forth in Section 3.12(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Remediation” means reasonably cost-effective investigation, cleanup, removal, containment, monitoring or other remediation or response actions taken to (a) reduce, to acceptable levels of risks pursuant to the guidelines set forth in Exhibit H, concentrations of Hazardous Materials present or Released on, at or under a Property, or which are migrating from a Real Property or (b) to prevent or mitigate a Release of Hazardous Materials at a Real Property.

“Restricted Period” has the meaning set forth in Section 6.6(a).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Bifurcated Contracts” means the Contracts of Seller that relate at least primarily to the Business and are listed on Schedule 1.1(j).

“Seller Consolidated Group” means any Consolidated Group of which each of (a) Medegen and (b) Seller or an Affiliate of Seller (other than Medegen), is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

“Seller Correcting Supplement” has the meaning set forth in Section 11.12(a).

“Seller Corporate Employees” means those employees listed on Schedule 1.1(i).

 “Seller 401(k) Plan” means Medical Action 401(k) Plan.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Seller Information” has the meaning set forth in Section 6.5(a).

“Seller Medegen Assets” means all of the assets, properties and business owned, held or used, in each case, exclusively in the conduct of the Medegen Business by Seller to the extent existing and held by Seller as of the Closing Date, including all of Seller’s right, title and interest in, to and under (a) the Assigned Contracts that relate to the Medegen Business, (b) the tangible personal property owned or leased by Seller and located at the Tennessee Facility, but specifically excluding all tangible personal property located at the Tennessee Facility described on Schedule 1.1(f)(i), (c) the tangible personal property owned or leased by Seller and located at the Leased Real Property, but specifically excluding all tangible personal property located at the Leased Real Property described on Schedule 1.1(f)(ii), and (d) Inventories of Seller of the Medegen Business, wherever located, but, in each case, excluding the Excluded Assets.

“Seller Medegen Business Employees” means those employees of Seller and its Subsidiaries other than Medegen Employees who spend the majority of their working time providing services to the Medegen Business and are set forth on Schedule 1.1(g)(i) (which schedule may be amended by Seller prior to Closing to reflect any employees hired or terminated in accordance with Section 5.2(b)(iv)), other than those set forth on Schedule 1.1(g)(ii).

“Seller Restricted Business” has the meaning set forth in Section 6.6(a).

“Seller Restricted Party” has the meaning set forth in Section 6.6(a).

“Seller Scheduled Contracts” means the Contracts of Seller that relate exclusively to the ownership or operation of the Business and are set forth on Schedule 1.1(h), such Schedule shall be updated at Closing pursuant to any new Contracts of Seller that relate exclusively to the ownership or operation of the Business and are entered into by Seller between signing and Closing in compliance with Section 5.2(b).

“Seller Schedules” means the schedules to Article III.

“Seller Unscheduled Contracts” means the Contracts of the Seller (other than Seller Scheduled Contracts and the Seller Bifurcated Contracts) that are not Material Contracts or are Material Contracts involving service, supply or maintenance Contracts of Seller entered into in the Ordinary Course; that, in each case, exclusively relate to the ownership or operation of the Business.

“Seller Updating Supplement” has the meaning set forth in Section 11.12(a).

“Seller Warranty Breach” has the meaning set forth in Section 10.2(a)(i).

“Seller’s Representative” means each of Seller’s chief operating officer and vice president of finance.

“Senior Lender” means Wells Fargo Bank, National Association, a national banking association.

“Senior Lender Guaranty” means that certain Guaranty and Security Agreement dated May 17, 2013, among Wells Fargo Bank, National Association as agent for the lenders and certain bank product providers, and Medegen Parent, Medegen and the other guarantor parties thereto, entered into in connection with the Credit Agreement, as the same may be amended, restated, extended, or supplemented from time to time.

“Slipper and Sterilization Business” means, collectively, (a) the business of selling slippers and other footwear and (b) the business of selling sterilization packaging and monitoring equipment, in each case, to any hospital or healthcare facility (or purchasing or distributor organization that resells to any hospital or healthcare facility) as currently conducted by Seller or any of its Subsidiaries.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date. The taxable period for Property Taxes is the calendar year with respect to which the Taxes are paid.

“Straddle Tax Return” has the meaning set forth in Section 6.2(a)(iii).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Survey” has the meaning set forth in Section 8.3(f).

“Tax Proceeding” has the meaning set for the in Section 6.2(e).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Party or the administration of any laws, regulations or administrative requirements relating to any Tax, and any amendments thereto.

“Taxes” means any taxes, charges, fees and other assessments imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property, personal property, value added, turnover, sales, use, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, or other tax, including any interest, penalty, or addition thereto.

“TDEC” has the meaning set forth in Section 3.22(b).

“Tennessee Facility” means the Owned Real Property of Medegen related to its Gallaway, Tennessee manufacturing, warehouse and distribution facility consisting of  approximately 265,000 square footage of improvements on approximately 25 acres.

“Tennessee Facility Indemnity Agreement” means that certain agreement among Medegen, Vollrath Group, Inc. and Windway Capital Corp. relating to the environmental remediation and related indemnity involving the Tennessee Facility.

“Terminated Business Employees” has the meaning set forth in Section 7.1.

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Title Company” means Chicago Title Insurance Company.

“Title Policy” has the meaning set forth in Section 8.3(f).

“Trademarks Assignment” has the meaning set forth in Section 2.9(b).

“Transaction Bonuses” has the meaning set forth in Section 3.26.

“Transaction Documents” means the agreements delivered in connection with the Closing in accordance with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.2(c).

“Transferred Employees” has the meaning set forth in Section 7.1.

“Transition Services Agreement” has the meaning set forth in Section 2.9(g).

“Unit Assignment” has the meaning set forth in Section 2.9(c).

“Units” has the meaning set forth in the recitals.

“WARN Act” means the United States Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Applicable Law.

“West Virginia Facility” means the Owned Real Property of Seller related to its Clarksburg, West Virginia manufacturing, warehouse and distribution facility consisting of approximately 43,000 square footage of improvements on approximately 15 acres.

Section 1.2. Headings; References; Interpretation

In this Agreement, unless a clear contrary intention appears (a) the singular includes the plural and vice versa, (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party with respect to such Person’s capacity as a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity, (c) reference to any gender includes each other gender, (d) reference to any agreement (including this Agreement), document, instrument, law or regulation means such agreement, document, instrument, law or regulation, as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement, (e) reference to any Schedule, Exhibit, Section or Article means such Schedule, Exhibit, Section or Article of this Agreement, and references in any Schedule, Exhibit, Section, Article or definition to any clause or paragraph means such clause or paragraph of such Schedule, Exhibit, Section, Article or definition, (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision hereof, (g) the word, “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”, and (h) all references to money refer to the lawful currency of the United States.  Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of Units and Assets

Subject to the terms and conditions of this Agreement, at the Closing, (a) Seller shall cause Medegen Parent to sell, transfer and deliver to Buyer and Buyer shall purchase, acquire and accept from Medegen Parent, the Units, free and clear of any Liens (other than restrictions on transfer under applicable securities laws), and (b) Seller shall sell, transfer and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, the Assets, free and clear of any Liens, except for Permitted Liens.

Section 2.2. Consideration

In exchange for the purchases in Section 2.1, at the Closing, Buyer shall pay Seller by wire transfer to such bank account or bank accounts as shall be specified by Seller, in immediately available funds, the Closing Purchase Price.

Section 2.3. Closing

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place not later than 10:00 A.M., local time, at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, New York, New York, on the third (3rd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time or place as to which the Parties shall agree (the “Closing Date”).  Notwithstanding the foregoing, unless otherwise agreed to by the Parties in writing, in no event shall the Closing occur before June 2, 2014.

Section 2.4. Excluded Assets

Notwithstanding anything to the contrary in this Agreement, the following assets and properties (collectively, the “Excluded Assets”) of any of Seller and its Affiliates (other than Medegen) shall be excluded from the Assets and shall be retained by Seller or its Affiliate, as applicable, after the Closing:

(a) subject to Section 2.13, all Cash, Tax assets and Pre-Closing Accounts Receivable (in each case, other than Inventory);

(b) all insurance policies and all claims, credits, causes of action or rights thereunder, a list of which is set forth in Schedule 2.4(b);

(c) all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby (including relating to the sale process) and all minute books and company records of Seller and its Subsidiaries, other than Medegen;

(d) all of the personnel and employment records relating to any of the Terminated Business Employees;

(e) all rights and claims of any of Seller and its Affiliates (other than Medegen after the Closing) under or pursuant to this Agreement and the Transaction Documents;

(f) all rights and claims that Seller or any of its Affiliates (other than Medegen) may have, including indemnities, against any other Person with respect to any of the Assets or Units but only to the extent liability for such claims is an Excluded Liability hereunder;

(g) those assets listed in Schedule 2.4(g);

(h) all assets related to any Benefit Plan other than a Business Benefit Plan, in each case other than as expressly assumed by or provided to be transferred to Buyer pursuant to Article VII;

(i) the original personnel and employment records relating to Business Employees of Seller to the extent Applicable Law does not require that Buyer receive, or does not permit Seller to retain, such original records;

(j) (i) all assets, books, records, files or papers with respect to Taxes relating to any Pre-Closing Tax Period, and (ii) all Tax refunds relating to any Excluded Tax;

(k) all Excluded Contracts;

(l) any Assets sold or otherwise disposed of in the Ordinary Course and not in violation of any provision of this Agreement during the period from the date hereof until the Closing Date;

(m) any assets in the possession of Seller or any of its Affiliates but owned by third parties (other than Subsidiaries of Seller (excluding Medegen)) pursuant to Contracts of consignment or warehousing with Seller or any of its Subsidiaries (other than Medegen) or otherwise; and

(n) all assets primarily related to the Excluded Liabilities.

Section 2.5. Assumed Liabilities

Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective as of the Closing, to assume, pay, discharge and perform as and when due, the following liabilities and obligations of Seller (the “Assumed Liabilities”):

(a) all Liabilities of Seller or any of its Subsidiaries arising under the Assigned Contracts, but only to the extent such Liabilities accrue under such Assigned Contracts after the Closing;

(b) all delivery obligations in respect of products or inventory of the Business with respect to which title has not passed to a customer prior to Closing; provided, however,

Seller shall reimburse Buyer for its cost for any such delivery obligations to the extent such products or inventory generated any Pre-Closing Accounts Receivable or otherwise resulted in a cash payment to the Business on or prior to Closing, so long as Buyer submits such claims to Seller within ninety (90) days following the Closing Date; provided, further, than any disputes with respect to such claims shall be determined by the Accounting Firm, with Sections 2.12(e) and 2.12(f) applying to such dispute mutatis mutandis;

(c) Assumed Taxes;

(d) all Liabilities with respect to, or relating to, Containment Business Employees, Seller Corporate Employees or Medegen Business Employees allocated to Buyer under Article VII;

(e) all Liabilities with respect to, or relating to, the Business Benefit Plans, in each case other than as expressly assumed by or provided to be transferred to Seller (or Medegen Parent) pursuant to Section 2.7(b) or Article VII; and

(f) all Liabilities assumed or transferred to Buyer pursuant to Exhibit M.

Notwithstanding the provisions of Section 2.5(a) above or any other provision contained herein to the contrary, neither Buyer nor its Affiliates (including Medegen after the Closing) shall have any Liability to the extent such Liability (x) was incurred prior, on or after the Closing under the Seller Bifurcated Contracts and (y) does not relate to the Business.

Section 2.6. Excluded Liabilities

Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability or obligation of Seller or its Affiliates of whatever nature, whether currently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain liabilities and obligations of Seller and its Affiliates (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). For avoidance of doubt, notwithstanding anything contained in this Agreement to the contrary, all obligations and Liabilities of Medegen shall continue to be retained by Medegen on and after Closing, subject to Section 2.7(b) and the rights of the Buyer Indemnified Parties pursuant to Section 10.2(a).  Seller shall, or shall cause its Affiliates to, as applicable, pay, discharge and perform as and when due the Excluded Liabilities. Without limiting the generality of the foregoing, Excluded Liabilities shall include:

(a) all Liabilities and claims of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the ownership or operation of the Assets or the conduct of the Business by Seller or its Affiliates (specifically excluding Medegen) prior to the Closing, other than Assumed Liabilities;

(b) all Excluded Taxes;

(c) any Liability to the extent relating to any Excluded Asset;

(d) Pre-Closing Accounts Payable;

(e) all Liabilities (specifically excluding Liabilities of Medegen) associated with compliance with, or otherwise arising under, any Applicable Law, including any Business Permits, but only to the extent related to or arising out of the ownership or operation of the Assets or conduct of the Business prior to the Closing;

(f) all Liabilities with respect to, or relating to, Containment Business Employees, Seller Corporate Employees or Seller Medegen Business Employees that are expressly retained or assumed by Seller pursuant to Article VII;

(g) all Liabilities with respect to Benefit Plans of Seller and its ERISA Affiliates (other than Medegen) other than Business Benefit Plans, except, with respect to such Business Benefit Plans, to the extent assumed by Seller or Medegen Parent pursuant to Section 2.7(b) or Section VI of Exhibit M;

(h) all Liabilities of Seller and its Affiliates (specifically excluding Medegen as described below under this Section 2.6) other than the Assumed Liabilities; and

(i) all Liabilities retained by Seller pursuant to Exhibit M.

For avoidance of doubt, notwithstanding anything herein to the contrary, Medegen shall retain all Liabilities of Medegen, subject to Section 2.7(b) and any indemnity rights of the Buyer Indemnified Parties under Section 10.2(a).

The Parties acknowledge that, subject to terms of Exhibit M (which are hereby incorporated herein), Seller shall bear all current Liabilities (other than Assumed Liabilities) representing costs and expenses incurred in the Ordinary Course in connection with the operation of the Business conducted by Seller prior to the Closing Date (including those arising under contracts in connection with services, utilities, rentals, maintenance, etc.) and Buyer or its Affiliates shall bear all such current Liabilities of the Business incurred in the Ordinary Course (including those arising under contracts in connection with services, utilities, rentals, maintenance, etc. that were entered into at any time) in connection with the operation of the Business conducted by Buyer or its Affiliates after the Closing.

Section 2.7. Distribution to and Assumption by Medegen Parent of Certain Liabilities of Medegen.

(a) Notwithstanding anything to the contrary, effective immediately prior to the Closing, Seller shall cause Medegen to distribute to Medegen Parent all Cash and Pre-Closing Accounts Receivable of Medegen (collectively, the “Medegen Distributed Assets”).

(b) Notwithstanding anything to the contrary, upon the terms and subject to the conditions of this Agreement, Seller agrees, effective as of the Closing, to cause Medegen Parent to assume, pay, discharge and perform as and when due, the following Liabilities of Medegen (the “Medegen Parent Assumed Medegen Liabilities”):

(i) the Pre-Closing Accounts Payable;

(ii) all Liabilities with respect to, or relating to, Medegen Employees allocated to Seller pursuant to Article VII;

(iii) all Liabilities under the Medegen Pension Plan;

(iv) all Liabilities of Medegen with respect to any Indebtedness of Seller or any of its Affiliates (including Medegen) existing as of immediately prior to the Closing;

(v) all Liabilities of Medegen assumed by or otherwise retained by Seller pursuant to Exhibit M;

(vi) all Liabilities of Medegen actually incurred prior to the Closing listed on Schedule 2.7(b); and

(vii) all other current Liabilities of Medegen actually incurred in the Ordinary Course prior to the Closing since the Reference Balance Sheet Date that are of a type customarily included on the historic financial statements of Seller with respect to the Medegen Business, excluding for the avoidance of doubt any contingent or unknown liability and excluding Liabilities that are (A) Liabilities under or with respect to Contracts entered into in the Ordinary Course (which, to the extent required by Section 3.11, are referred to on ScheduleSection 3.11(a) other than Contracts for Liabilities for Pre-Closing Accounts Payable, (B) Liabilities that are (x) readily apparent from the face of the Schedules or (y) would be required to be so described in such Schedules if the representation or warranties set forth in Article III that are qualified by Knowledge, materiality, or Material Adverse Effect, or by monetary thresholds, or by date, time or temporal limitations, or by words of similar import, were not so qualified.

Section 2.8. Non-Assignability of Assets

(a) Notwithstanding anything in this Agreement to the contrary, if and to the extent that the sale, transfer or delivery of any Assigned Contract, Business Permit or Real Property Lease constituting an Asset hereunder requires the consent, approval, waiver or authorization of a third party in connection with such sale, transfer or delivery and such consent, approval, waiver or authorization is not obtained prior to Closing, then the sale, transfer or delivery to Buyer of such Asset (each, a “Delayed Transfer Asset”) shall be automatically deemed deferred and any such purported sale, transfer or delivery shall be null and void until such time as all legal impediments are removed or applicable consents, approvals, waivers or authorizations have been obtained; provided, however, that no adjustment to the Purchase Price will be made as a result of the failure to sell, transfer or deliver any Delayed Transfer Asset.  Notwithstanding the foregoing, any such Delayed Transfer Asset shall be deemed an Asset for purposes of determining whether any Liability is an Assumed Liability; provided, however, that, Buyer otherwise receives the economic benefits related to such Asset.  Before and after the Closing, Seller and Buyer shall use their respective commercially reasonable efforts to obtain the consent, approval, waiver or authorization of the applicable third party for sale, transfer or delivery of the Delayed Transfer Assets.

(b) If the sale, transfer and delivery of any Assigned Contract, Business Permit or Real Property Lease intended to be sold, transferred and delivered as an Asset hereunder is not consummated prior to or at the Closing as a result of Section 2.8(a), then Seller shall thereafter, directly or indirectly, hold such Asset for the use and benefit of Buyer (at the expense of Buyer), insofar as reasonably practicable.  In addition, (i) to the extent not prohibited, Seller shall take or cause to be taken such other actions as may be reasonably requested by Buyer in order to place Buyer, insofar as reasonably practicable, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure from and after the Closing to Buyer, (ii) Seller shall be responsible for reporting on its applicable Tax Return any income and expenses arising from such Asset from the Closing until the date of transfer (the positive difference (if any) arising from subtracting such expenses from such income, the “Net Income”) and paying any Taxes due to a Governmental Authority with respect to such Tax Return, and (iii) Seller shall pay to Buyer the amount of such Net Income less an amount equal to the product of the Net Income and the Assumed Tax Rate.  To the extent permitted and to the extent otherwise permissible in light of any required consent, approval, waiver or authorization, Buyer shall be entitled to, and shall be responsible for, the management of any Asset not yet transferred to it as a result of this Section 2.8; provided, however, that, Buyer otherwise receives the economic benefits related to such Asset and the Parties agree to use commercially reasonable efforts to cooperate and coordinate with respect thereto.

(c) If and when the consents, approvals, waivers or authorizations, the absence of which caused the deferral of transfer of any Deferred Transfer Asset pursuant to this Section 2.8, are obtained, the transfer of the applicable Deferred Transfer Asset to Buyer shall automatically and without further action be effected in accordance with the terms of this Agreement.  After the Closing and prior to the transfer of the applicable Delayed Transfer Asset to Buyer pursuant to the immediately preceding sentence, neither Seller nor any of its Affiliates shall take any action that would reasonably result in Liabilities to the Buyer or its Affiliates with respect to, or under the terms of, such applicable Delayed Transfer Assets, except to the extent directed or requested by Buyer or any of its Affiliates.

(d) Seller shall not be obligated, in connection with the provisions of this Section 2.8, to directly or indirectly expend any money unless the necessary funds are advanced by Buyer, other than reasonable out-of-pocket recording or similar fees, all of which shall be promptly reimbursed by Buyer except as otherwise specifically provided in this Agreement.

Section 2.9. Deliveries by Seller

At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless delivered previously) the following:

(a) a bill of sale to transfer all of the Assets in accordance with this Agreement, in the form attached as Exhibit C (the “Bill of Sale”), duly executed by Seller;

(b) assignment documents to transfer the registered Proprietary Rights of Seller related exclusively to the Business in accordance with this Agreement, in the forms attached as Exhibit I (the “Trademarks Assignment”), Exhibit J (the “Patents Assignment”) and Exhibit K (the “Domain Names Assignment” and together with the Trademarks Assignment and the Patents Assignment, the “Proprietary Rights Assignments”), duly executed by Seller;

(c) an assignment of Units in favor of Buyer, in the form attached as Exhibit L (the “Unit Assignment”), duly executed by Medegen Parent;

(d) an assignment and assumption agreement to transfer the Assumed Liabilities in accordance with this Agreement, in the form attached as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by Seller;

(e) a special warranty deed for the Owned Real Property related to the West Virginia Facility in substantially the form attached as Exhibit E;

(f) the officer’s certificate referred to in Section 8.3(d);

(g) a transition services agreement, in the form attached as Exhibit G (the “Transition Services Agreement”), duly executed by Seller;

(h) an executed certificate of non-foreign status from each of Seller and MAI Acquisition Corp. that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) and, in the case of the certificate from MAI Acquisition Corp., that certifies that Medegen Parent is a “disregarded entity” as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii));

(i) resignation letters dated and effective as of the Closing Date effecting the resignation of those officers of Medegen set forth on Schedule 2.9(i);

(j) duly executed UCC-3 termination statements or other terminations, pay-offs or releases necessary to terminate and release all Liens on the Units (other than transfer restrictions under applicable securities laws) and all liens (other than Permitted Liens) on the Assets and the Medegen Assets;

(k) a certificate of the secretary of Seller dated the Closing Date certifying as to (i) Seller’s due adoption of resolutions adopted by its board of directors authorizing the execution of this Agreement and each Transaction Document to which it, Medegen Parent or Medegen will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein and (ii) copies of the certificate of formation and limited liability agreement of Medegen as of the Closing Date;

(l) a duly executed amendment to the Medegen Pension Plan evidencing the transfer as of the Closing or earlier of the sponsorship of such plan from Medegen to Seller;

(m) good standing certificates for Medegen from the secretary of state of the jurisdiction in which it is organized and from the secretary of state in each other jurisdiction in which Medegen is qualified to do business as a foreign limited liability company, in each case dated not more than fifteen (15) days prior to the Closing Date;

(n) the consents, approvals or waivers listed on Schedule 2.9(n);

(o) copies of documentation executed by each of Seller and Medegen evidencing the (i) distribution of the Medegen Distributed Assets to Medegen Parent and the assumption by Seller of the Medegen Parent Assumed Medegen Liabilities pursuant to Section 2.7(b) and (ii) the assumption by Medegen Parent or Seller of all rights, Liabilities and obligations related to the Medegen Pension Plan pursuant to Section 2.14; and

(p) a consent executed by the Senior Lender as the administrative agent and lender under the Credit Agreement that (i) consents to the transfer by Seller of the Assets to Buyer pursuant to the terms of this Agreement, (ii) consents to the transfer by Medegen Parent of the Units to Buyer pursuant to the terms of this Agreement, (iii) releases Medegen from all obligations under the Guaranty, and (iv) forever and irrevocably releases and discharges all security interests and other liens granted to or held by the lenders under the Credit Agreement or the Senior Lender Guaranty (and related exhibits) in the Assets, the Units or the Medegen Assets.

Section 2.10. Deliveries by Buyer

At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered) the following:

(a) the Closing Purchase Price;

(b) the Transition Services Agreement duly executed by Buyer;

(c) the Bill of Sale duly executed by Buyer;

(d) each of the Proprietary Rights Assignments duly executed by Buyer;

(e) the Assignment and Assumption Agreement duly executed by Buyer;

(f) the officer’s certificate referred to in Section 8.2(c); and

(g) a certificate of an authorized officer of Buyer dated the Closing Date certifying as to Buyer’s due adoption of resolutions adopted by its board of directors authorizing the execution of this Agreement and each Transaction Document to which it will be a party at Closing and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein.

Section 2.11. Tax Treatment; Allocation of Purchase Price

(a) For U.S. federal income Tax purposes, the Parties agree that Buyer shall be treated as acquiring the Medegen Assets, and MAI Acquisition Corp. shall be treated as selling the Medegen Assets.

(b) Within sixty (60) days of the final determination of the Inventory Adjustment, but no later than sixty (60) days prior to the earliest unextended due date of the respective Form 8594 to be filed by each of Buyer and Seller, Buyer shall deliver to Seller a schedule that sets forth (i) the allocation of the Purchase Price and any assumed liabilities and other consideration required to be taken into account under Applicable Law between the Units and the Assets and (ii) the further allocation in accordance with Section 1060 of the Code and the Treasury Regulations thereunder of (A) the amount allocated to the Units among the Medegen Assets and (B) the amount allocated to the Assets among the Assets. Within thirty (30) days after the receipt of the proposed allocation, Seller shall propose to Buyer any changes to such proposed allocation. Buyer and Seller shall cooperate in good faith to agree to a final allocation (the “Purchase Price Allocation”). If Buyer and Seller cannot agree on a final allocation after thirty (30) days of working in good faith, Buyer and Seller shall retain the Accounting Firm to resolve such dispute. Any determination by the Accounting Firm shall be binding on the Parties. Any item not specifically referred to the Accounting Firm for evaluation shall be deemed final and binding on the Parties. Buyer and Seller shall share responsibility for the fees and expenses incurred by the Accounting Firm in resolving any dispute with respect to the Purchase Price Allocation equally. The Purchase Price Allocation shall be revised to take into account any subsequent adjustments to the Purchase Price and any changes to the assumed liabilities or other consideration required to be taken into account under Applicable Law, in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder. The Parties shall file or cause to be filed timely any forms and statements required under U.S. federal or state income tax laws (including IRS Form 8594) consistent with the final Purchase Price Allocation (as appropriately adjusted for any revisions to the Purchase Price Allocation pursuant to the preceding sentence). Neither of the Parties shall (and they shall cause their Subsidiaries not to) file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with the Purchase Price Allocation (as appropriately adjusted for any revisions to the Purchase Price Allocation as set forth above); provided, however, that neither Seller nor Buyer shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceeding.

Section 2.12. Inventory Adjustment

(a) No later than three (3) Business Days prior to the Closing Date, Seller shall provide Buyer with Seller’s good faith estimate of Inventory Value as of the close of business on the Business Day prior to the Closing Date (the “Estimated Inventory”) and the amount, if any, by which the Closing Purchase Price is adjusted in accordance with its definition as a result thereof.

(b) Following the Closing Date and in accordance with this Section 2.12, the Closing Purchase Price shall be (i) increased by the amount, if any, by which the Closing Inventory (determined below) exceeds Estimated Inventory or (ii) reduced by the amount, if any, by which Closing Inventory is less than the Estimated Inventory (such increase or reduction in accordance with clauses (i) or (ii) shall be referred to herein as the “Adjustment Amount”).

(c) Within sixty (60) days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a proposed calculation of the Closing Inventory (the “Closing Inventory Statement”).  The Closing Inventory Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Seller unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature and amount of any disagreement so asserted (and an alternative amount for each such disputed item) and (ii) shall include a proposed calculation by Seller of the Closing Inventory. During such thirty (30) day period, Seller and its advisors shall have full reasonable access to the Business’s facilities, working papers and books and records, in each case, relating to the Closing Inventory Statement; provided, however, that any such access or furnishing of such information shall be conducted during normal business hours under the reasonable supervision of Buyer’s agents and in such a manner as not to interfere in any material respect with the normal operations of Buyer; provided, further, that Seller shall treat all such information as confidential.

(d) If a timely Notice of Disagreement is received by Buyer, then the Closing Inventory Statement shall become final and binding upon the Parties on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement and (ii) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm pursuant to Section 2.12(e).  During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Buyer and Seller shall consult in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement.

(e) At the end of such thirty (30) day consultation period, if Buyer and Seller have not resolved their disputes, Buyer and Seller shall submit any and all matters that remain in dispute to an independent auditing firm of national recognition mutually selected by Buyer and Seller or if they fail to agree on such a firm, then to Grassi & Co. (the “Accounting Firm”).  The Accounting Firm shall work to resolve such dispute promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Accounting Firm.  Any item not specifically referred to the Accounting Firm for evaluation shall be deemed final and binding on the Parties.  The Accounting Firm shall finalize the Closing Inventory by selecting with respect to each item in dispute an amount equal to Seller’s position as set forth in the Closing Inventory Statement or Buyer’s position as set forth in the Notice of Disagreement or an amount between the two.  The Accounting Firm shall act as an arbitrator to determine the Closing Inventory, based solely on presentations by Buyer and Seller (and not by independent review).  The determination of the Inventory by the Accounting Firm shall be binding on the Parties.

(f) In the event Buyer and Seller submit any matters to the Accounting Firm for resolution as provided in Section 2.12(e) above, Buyer and Seller shall share responsibility for the fees and expenses of the Accounting Firm as follows:

(i) if the Accounting Firm resolves all of the remaining objections in favor of Buyer’s position (the Closing Inventory so determined is referred to herein as the “Low Value”), then Seller shall be responsible for all of the fees and expenses of the Accounting Firm;

(ii) if the Accounting Firm resolves all of the remaining objections in favor of Seller’s position (the Closing Inventory so determined is referred to herein as the “High Value”), then Buyer shall be responsible for all of the fees and expenses of the Accounting Firm; and

(iii) if the Accounting Firm neither resolves all of the remaining objections in favor of Buyer’s position nor resolves all of the remaining objections in favor of Seller’s position (the Closing Inventory so determined is referred to herein as the “Actual Value”), then Seller shall be responsible for that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Buyer shall be responsible for the remainder of the fees and expenses of the Accounting Firm.

(g) If the Adjustment Amount is an increase to the Closing Purchase Price, Buyer shall make a payment by wire transfer or delivery of immediately available funds in the amount equal to such increase to Seller within ten (10) days of the final determination of the Closing Inventory pursuant to this Section 2.12.  If the Adjustment Amount is a decrease to the Closing Purchase Price, Seller shall make a payment by wire transfer or delivery of immediately available funds in the amount of such decrease to Buyer within ten (10) days of the final determination of the Closing Inventory pursuant to this Section 2.12.  The Closing Purchase Price as adjusted, if at all, pursuant to this Section 2.12, and the assumption of the Assumed Liabilities shall be referred to herein as the “Purchase Price.”

Section 2.13. Misdirected Payments and Invoices

(a) Following the Closing, in the event Buyer or any of its Affiliates (including Medegen) receives any payment from any Person with respect to Pre-Closing Accounts Receivable or other Excluded Assets, Buyer shall (and shall cause its Affiliates to) promptly, and in any event within five (5) Business Days, pay Seller any amount equal to such payment by wire transfer of immediately available funds to an account designated by Seller.  Following the Closing, Seller shall, or shall cause one of its Affiliates to, remain liable or assume liability, as applicable, for all Pre-Closing Accounts Payable, and shall, or shall cause one of its Affiliates to, pay all such Pre-Closing Accounts Payable as of their respective due dates.

(b) Following the Closing, in the event Seller or any of its Affiliates receives any payment from any Person with respect to the Assets or any Medegen Assets or related to the conduct of the Business by Buyer and its Affiliates (including Medegen) following the Closing, Seller shall (and shall cause its Affiliates to) promptly, and in any event within five (5) Business Days, pay Seller any amount equal to such payment to the extent such payment arises from post-Closing conduct by Buyer (excluding, for the avoidance of doubt, any amounts related to Pre-Closing Accounts Receivable or other Excluded Assets) by wire transfer of immediately available funds to an account designated by Buyer or Medegen, as applicable.

(c) Following the Closing, subject to the terms of Exhibit M:

(i) If Seller or its Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, receives an invoice for expenses that is allocable to the other Party in full hereunder, the recipient shall forward a copy of the invoice promptly to the other Party and such other Party shall pay such invoice in full promptly; provided, however, that such Party may contest any expense in good faith through appropriate proceedings.

(ii) If Seller or its Affiliates, on the one hand, or Buyer or its Affiliates, on the other hand, receives an invoice for expenses that are allocable partly to it and partly to the other Party, the recipient shall pay such invoice in full promptly and shall promptly advise the other Party that such invoice has been received and shall request the appropriate reimbursement from the other Party. The Party owing such reimbursement shall pay such reimbursement to the other Party within ten (10) days after receipt of an invoice for the reimbursable amount, together with a copy of the original invoice and such other Party’s calculation of the reimbursement amount.

(iii) Notwithstanding the foregoing, whenever time permits, Seller, on the one hand, and Buyer, on the other hand, shall use its respective commercially reasonable efforts to consult with each other in determining each Party’s appropriate allocable share of any payment or expense due and shall remit or pay, as applicable, the allocable share to the Party entitled to or responsible for, as applicable, under this paragraph (and Exhibit M and the last paragraph of Section 2.6) such payment or the paying of such expense in a timely fashion.

(iv) Seller and Buyer shall use their respective commercially reasonable efforts to substantially complete all prorations within ninety (90) days after the Closing Date.

Section 2.14. Medegen Pension Plan

At or prior to the Closing Date, (a) Seller shall (and shall cause Medegen to) take all actions necessary to transfer sponsorship of the Medegen Plan to Seller or Medegen Parent and (b) in connection with Seller’s or Medegen Parent’s assumption of the Medegen Pension Plan, Seller or Medegen Parent shall assume all related agreements, and all rights, liabilities and obligations related to the Medegen Pension Plan, including: (i) the Medegen Pension Plan’s related trust agreement; (ii) assets held pursuant to the trust agreement; (iii) participant and beneficiary claims; and (iv) any payments and reporting obligations owed to any person, including participants, beneficiaries and any Governmental Authority.  During the period after the date hereof to the Closing Date, Seller shall (and shall cause Medegen to) use its reasonable efforts to negotiate and execute an addendum to the Collective Bargaining Agreement evidencing the transfer of the sponsorship of the Medegen Pension Plan from Medegen to Seller; provided, however, neither Seller nor Medegen shall have to expend or incur any out-of-pocket costs or expenses associated with such addendum (other than the attorneys’ fees, if any, to prepare and negotiate such addendum).

Section 2.15. Pre-Closing Permitted Capital Expenditures

Not less than ten (10) Business Days prior to the Closing Date, Seller will prepare and deliver the proposed final list of (i) Permitted Capital Expenditures acquired by Seller or Medegen and (ii) net book value of any capital assets disposed of by Seller (exclusively related to the Business) or by Medegen, in each case, during the period commencing on March 1, 2014, and ending on the day immediately preceding the Closing Date (the “Net Capital Expenditure Schedule”), which schedule shall be in substantially the same format as Schedule 1.1(d) and set forth the adjustment to the Closing Purchase Price, which shall be an amount equal to the difference between the aggregate dollar value of the capital expenditures acquired under clause (i) above minus the aggregate value of the Permitted Capital Expenditures disposed under clause (ii) above, in each case, as set forth on the Net Capital Expenditure Schedule (such difference referred to herein as the “Permitted Capital Expenditure Price Adjustment”). Buyer and its representatives shall promptly review such Net Capital Expenditure Schedule, and prior to Closing, Seller shall (and shall cause Medegen to) cooperate and provide access to their respective employees, and representatives and facilities reasonably requested by Buyer to conduct its diligence and confirmation that such amounts were actually incurred by Buyer or its Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules attached hereto (subject to Section 11.11), Seller hereby represents and warrants to Buyer as follows:

Section 3.1. Organization

Each of the Companies and Medegen Parent is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite powers and authority required to carry on its business as now being conducted and to own and use the assets and properties owned and used by it as it now does.  Each of the Companies and Medegen Parent is duly qualified and in good standing or licensed to do business in each jurisdiction where such qualification is necessary with respect to the Business, except in any such jurisdictions where the failure to be duly qualified or licensed would not have a Material Adverse Effect.  Schedule 3.1 sets forth each such jurisdiction.  Seller has provided to Buyer true, correct and complete copies of Medegen’s certificate of formation and limited liability company agreement, as amended to date.  Such certificate of formation and limited liability company agreement of Medegen are in full force and effect.

Section 3.2. Authorization

The execution, delivery and performance by Seller of this Agreement and each other agreement to be delivered by any of the Companies or Medegen Parent in connection herewith to which it is a party and the consummation of the transactions contemplated hereby and thereby are within such Company’s or Medegen Parent’s powers, as applicable, and have been duly authorized by all necessary action on the part of the applicable Company or Medegen Parent, as applicable.  This Agreement and each other agreement executed in connection herewith to which any of the Companies or Medegen Parent is a party has been duly executed and delivered by the applicable Company or Medegen Parent each constitutes a valid and binding agreement of such Company or Medegen Parent, as applicable, enforceable against such Company or Medegen Parent, as applicable, in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.3. Title to Units

Medegen Parent is the sole registered and beneficial owner and holder of the Units.  Medegen Parent has good and marketable title to the Units, free and clear of all Liens, other than transfer restrictions under applicable securities laws.

Section 3.4. Title to Assets; Sufficiency of Assets; Condition of Assets

(a) Except as set forth on Schedule 3.4(a), Seller or Medegen has good and marketable title to, or has a valid leasehold interest in or has a valid right under Contract (or otherwise) to use, all of the Assets, as applicable, free and clear of any Liens, other than for Permitted Liens.

(b) Except as set forth on Schedule 3.4(b), except for inventory disposed of in the Ordinary Course and the Medegen Distributed Assets to be distributed to Seller in connection with the Closing, Medegen or Seller owns and has good and indefeasible title to, or in the case of leased property has valid leasehold interests in, the tangible personal property used or held by Medegen in the operation or conduct of the Medegen Business as of the date hereof, free and clear of all Liens, other than Permitted Liens.

(c) Except as set forth on Schedule 3.4(c), the Assets and the Medegen Assets constitute all of the material assets and properties used by Seller or Medegen in connection with the Business, other than the Excluded Assets, and, together with the Transition Services Agreement are sufficient to conduct the Business as currently conducted by Seller and Medegen.  All material activities conducted within the last twelve (12) months that constitute (i) the Containment Business are conducted by and through Seller and (ii) the Medegen Business are conducted by and through Seller or Medegen.

(d) Except as set forth on Schedule 3.4(d), all personal property of the Business, taken as a whole, is in suitable and adequate operating condition for the purpose for which it is currently used by Seller and its Affiliates except for (i) such minor defects as do not interfere with the intended use thereof in the conduct of the Business and (ii) ordinary wear and tear.

Section 3.5. Equity Interest

The Units represent 100% of the issued and outstanding membership interests of Medegen and have been and are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth in Schedule 3.5, there are no outstanding or authorized subscriptions, warrants, options, preemptive rights or other arrangements or commitments (other than pursuant to this Agreement) of any kind to acquire any membership interests or other equity interests of Medegen; there are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, any equity interests of Medegen; and there are no obligations that might require Medegen to issue or sell any such options, warrants, rights or equity securities.  Except as set forth on Schedule 3.5, there are no existing arrangements that require or permit any equity interests of Medegen to be voted by or at the discretion of anyone other than the record owner.  Except as set forth on Schedule 3.5, there are no outstanding contractual obligations or commitments of Medegen that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer or disposition of any equity interests or other equity securities or voting interests of Medegen. Medegen does not own any direct or indirect equity interest in any other Person and has no obligation or right to acquire any or the foregoing interests.

Section 3.6. Consents and Approvals; No Violations

(a) Except for applicable requirements of the HSR Act or as set forth on Schedule 3.6(a), (i) no approval, consent or authorization of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is required for the execution, delivery or performance of this Agreement or any other agreement contemplated to be delivered hereunder or the consummation by any of the Companies or Medegen Parent of the transactions contemplated hereby or thereby, and (ii) neither the execution, delivery and performance of this Agreement by either Company or Medegen Parent or any other agreement contemplated hereunder or the consummation by the Companies, or Medegen Parent of the transactions contemplated hereby or thereby, does or will, after the giving of notice, or the lapse of time, or otherwise, (A) result in a breach of, constitute a default under or give rise to any right to terminate, abandon, or refuse to materially perform under any Material Contract, or accelerate any material right or obligation of a Company or loss of any benefit to which a Company is entitled under, any Material Contract or material Business Permit; or (B) result in the creation or imposition of any Lien on any Medegen Assets or Assets, except for Permitted Liens.

(b) Neither the execution, delivery and performance by Seller of this Agreement or by either Company of any other agreement contemplated hereunder nor the consummation by Companies or Medegen Parent of the transactions contemplated hereby or thereby (including the sale of the Assets) does or will, after the giving of notice, or the lapse of time, or otherwise, (i) violate the organizational documents of either Company or Medegen Parent or (ii) assuming compliance with the matters referred to in Section 3.6(a), violate any Applicable Law.

Section 3.7. Financial Statements and Related Matters

(a) Schedule 3.7(a) sets forth true, correct and complete copies of (i) prepared in accordance with GAAP, the unaudited consolidated balance sheets accounts of the Business with respect to inventory, fixed assets, environmental assets at the Tennessee Facility and environmental liabilities at the Tennessee Facility (the “Partial Business Balance Sheet”) as of March 31, 2013, (ii) the unaudited profit and loss statement of the Business prepared in accordance with GAAP up to the gross margin line of an income statement (the “Partial Business Income Statement”), as of and for the year ended March 31, 2013 (the “Annual Partial Financial Statements”), and (iii) the unaudited consolidated Partial Business Balance Sheet and Partial Business Income Statement as of (and, in the case of the Partial Business Income Statement, for the six (6) month period ended) September 30, 2013 (the “Interim Partial Financial Statements,” and together with the Annual Partial Financial Statements and the Business Monthly Partial Financial Statements to be delivered pursuant to Section 5.10, the “Partial Financial Statements”).  The Partial Financial Statements have been (or, in the case of the Business Monthly Partial Financial Statements, will be) prepared in accordance with GAAP with respect to the information provided, and fairly present the accounts and gross margin of the Business as of the dates and periods indicated, except (i) that the Partial Financial Statements exclude the footnote disclosures and normal year-end adjustments required for GAAP (the effect of which will not, individually or in the aggregate, be material) and (ii) as expressly set forth on Schedule 3.7(a) as exceptions to GAAP.

(b) Except as reserved for or set forth on Schedule 3.7(b), all finished product inventory is of a quality usable and salable in the Ordinary Course (net of any additional reserves for customary allowances for slow moving items, items below standard quality, spoilage, damage, excess and obsolescence in the Ordinary Course established by the Companies since the date of this Agreement).

(c) During the period beginning on April 1, 2013 and ending on February 28, 2014 (inclusive), Seller and its Affiliates actually incurred at least $2,170,573.54 (after subtracting from such amount any divestiture of capital assets of the Business made during such period) with respect to capital expenditures related to the Business.

Section 3.8. Absence of Undisclosed Liabilities

Except to the extent reflected or reserved for on the Reference Partial Balance Sheet or as set forth on Schedule 3.8, neither Seller with respect to the Business nor Medegen has any material Liabilities that would be required to be reflected on a consolidated balance sheet of the Seller or in the notes thereto in accordance with GAAP, other than (a) Liabilities under or with respect to Contracts entered into in the Ordinary Course (which, to the extent required by Section 3.11, are referred to on Schedule 3.11(a), (b) Liabilities incurred since the Reference Partial Balance Sheet Date in the Ordinary Course (none of which would constitute a violation of any representation, warranty, covenant or agreement of Seller under this Agreement), (c) the Excluded Liabilities or (d) Liabilities that are (x) readily apparent from the face of the Schedules or (y) would be required to be so described in such Schedules if the representation or warranties set forth in this Article III that are qualified by Knowledge, materiality, or Material Adverse Effect, or by monetary thresholds, or by date, time or temporal limitations, or by words of similar import, were not so qualified.

Section 3.9. Absence of Certain Developments

Except as expressly contemplated by this Agreement or as set forth on Schedule 3.9, since the Reference Partial Balance Sheet Date, (a) except with respect to capital expenditures, the Companies have conducted the Business in the Ordinary Course and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, (i) has had a Material Adverse Effect or (ii) would have constituted a violation of the covenants of Seller set forth in Section 5.2 had such covenants applied since the Reference Partial Balance Sheet Date.

Section 3.10. Real Property

(a) Schedule 3.10(a) contains a list and brief description of all real property owned in fee by any of the Companies, but only to the extent used exclusively in connection with the Business, or owned in fee by Medegen (the “Owned Real Property”) and all property leased or used by either Company, but only to the extent used exclusively in the Business, or leased or used by Medegen (the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property”), and the underlying leases (the “Real Property Leases”). Seller has delivered to Buyer true, correct and complete copies of the Real Property Leases.

(b) Except as disclosed on Schedule 3.10(b), none of the Companies owns any real property used in the Business other than the Owned Real Property.  Except as disclosed on Schedule 3.10(b), none of the Owned Real Property is located within an area that has been designated by the Federal Insurance Administration or any other governmental agency or body as being subject to special flooding hazards.  Except as disclosed on Schedule 3.10(b) or in a survey obtained by Buyer, neither the Owned Real Property, nor any portion thereof, is classified as “wetlands” as defined in the Clean Water Act (33 U.S.C. §1251 et seq.) and related regulations, and subject to federal regulation thereunder or similar state laws and regulations.  At Closing, either Buyer or Medegen shall be the only Person with the right to possession and use of the Owned Real Property.

(c) None of the Companies has received any written notice for assessments for public improvements against any of the Owned Real Property or Leased Real Property.  No condemnation or eminent domain proceedings have been initiated by service of process on either Company that relate to any Real Property, and no such proceedings are, to Seller’s Knowledge, threatened or have been filed by any Governmental Authority with respect to the Real Property.

(d) With respect to each parcel of Leased Real Property, except as set forth in Schedule 3.10(d): (i) either Seller or Medegen, as applicable, has a valid leasehold interest or estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens; (ii) Seller and Medegen enjoy peaceful and undisturbed possession under the Real Property Lease under which it is operating and the underlying Real Property Lease is in full force and effect, valid and enforceable by and against Seller or Medegen, as applicable, in accordance with its terms; (iii) such Real Property Lease constitutes the entire agreement to which Seller or Medegen, as applicable, is a party with respect to the subject Leased Real Property; (iv) neither Seller nor Medegen has assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby; (v) there are no other parties occupying, or with a right to occupy, the Leased Real Property; (vi) to Seller’s Knowledge, all facilities located on or comprising the Leased Real Property have received all permits required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all Applicable Laws; (vii) neither Seller nor Medegen has received any notice of default pursuant to a Real Property Lease, no rentals are past due and, to Seller’s Knowledge, no condition exists that is or could be a default by any party under a Real Property Lease; and (viii) provided any requisite consent of landlord is obtained, the Closing should not affect the enforceability against any Person of the Real Property Lease or the rights of Buyer to the continued use and possession of the related Leased Real Property for the conduct of business as currently conducted.

(e) To Seller’s Knowledge, none of the Companies has received notice of any fact or condition which would reasonably be expected to result in the termination of the current access to or from the Owned Real Property to any currently existing highways, roads, and rights-of-way on or adjoining the Owned Real Property.

(f) Except as set forth on Schedules 3.4(a), 3.4(b), 3.4(c) or 3.10(b), the Real Property constitutes all of the material real property owned or leased by Seller or any of its Affiliates that is used in the Business.

Section 3.11. Contracts and Commitments

(a) Schedule 3.11(a) lists all of the following Contracts (the “Material Contracts”) to which either Seller (as such Contracts relate primarily to the Business) or Medegen is a party, which are currently in effect and have obligations remaining thereunder:

(i) all Contracts to make future capital expenditures or that provide for the future purchase of a Person, goods or services by Seller or Medegen from any one Person, other than Contracts that were entered into in the Ordinary Course for the purchase of inventory and involve an expenditure, individually or in the aggregate under such Contract by Seller or Medegen, as applicable, of less than $150,000;

(ii) all Contracts that provide for the future sale of products or services by Seller or Medegen, other than Contracts that were entered into in the Ordinary Course and provide for the sale of products or services with a value of less than $150,000;

(iii) all Contracts relating to Indebtedness of Seller (with respect to the Business) or Medegen that will not be repaid or released at or prior to the Closing;

(iv) all Contracts containing continuing delivery obligations with dealers, distributors or sales representatives in excess of $150,000;

(v) all employment, deferred compensation, severance, bonus, retirement, consulting, management services or non-competition agreements with any Business Employee, officer of Seller or Medegen or full-time consultant providing services to the Business or Medegen whose annual base salary or base wages or annual compensation is equal to an amount greater than $125,000;

(vi) all Contracts providing for any payments that are conditioned, in whole or in part, on a change of control of the Business or Medegen, or any of the transactions of the type contemplated hereby;

(vii) all collective bargaining Contracts, works council Contract, trade union Contracts, and other material Contracts with any union or labor organization to which Seller or Medegen is a party (each a “Collective Bargaining Agreement”);

(viii) all Contracts pursuant to which Seller or Medegen is currently a lessor or a lessee of any property, personal or real, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $150,000;

(ix) any Contract concerning a partnership or joint venture;

(x) any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of Medegen or Seller or prohibiting Medegen or Seller from competing or soliciting customers;

(xi) any Contract under which Seller or Medegen has made an advance or loan (other than trade payables, accounts payables or similar trade expenses) to any other Person and in excess of $150,000;

(xii) any Contract for the sale or acquisition of a business or a significant portion thereof or assets relating thereto (except for any sale or acquisition in the Ordinary Course of Inventory that is less than $250,000);

(xiii) any power of attorney or agreement with any Person (other than an officer or Medegen) pursuant to which such Person is granted the authority to legally bind Medegen;

(xiv) any Assigned Contract under which Seller agrees, or any Contract under which Medegen agrees, to indemnify any Person for $200,000 or more (except for Contracts entered into during the Ordinary Course or Contracts with end users or invoiced accounts); and

(xv) all other Contracts that individually require payment to or by Seller or Medegen of more than $150,000 annually, that cannot be terminated by their terms on less than sixty (60) days’ notice without Liability.

(b) Seller has provided to Buyer prior to the date hereof true, correct and complete copies of all Material Contracts (including any and all amendments and other modifications to such Contracts).  Except as disclosed on Schedule 3.11(b), (i) to Seller’s Knowledge, no Material Contract (including any Material Contract required to be included, but not so included on Schedule 3.11(a)) has been breached in any material respect or canceled, or is under material default, by the other party that has not been duly cured or reinstated, (ii) neither Company is in material breach or default under any Material Contract (including any Material Contract required to be included, but not so included on Schedule 3.11(a)), (iii) Seller is not in breach or default under any Seller Unscheduled Contracts and (iv) to the Seller’s Knowledge, no event has occurred that with the passage of  time or the giving of notice or both would result in or constitute a material breach or default under any such Material Contract (including any Material Contract required to be included, but not so included on Schedule 3.11(a)) by either Company, or, to Seller’s Knowledge, any other party to any such Material Contracts.  Each Material Contract (including any Material Contract required to be included, but not so included on Schedule 3.11(a)) is legal, valid, binding, enforceable and currently in full force and effect against the applicable Company, and to Seller’s Knowledge, the other parties thereto in accordance with its terms.  Neither Company nor, to Seller’s Knowledge, any party to any Material Contract has repudiated any material provision of any such Material Contract.  Neither Company has received notice that any party to a Material Contract intends to cancel or terminate such Material Contract or to exercise or not exercise any material option under such Material Contract.

Section 3.12. Proprietary Rights

(a) Schedule 3.12(a) contains a list of each of the following items: (i) all registered patents, registered trademarks and service marks and registered copyrights, as applicable, (as well as any and all published applications therefor) of Medegen or used exclusively in the Business (“Registered Proprietary Rights”) and (ii) all other Proprietary Rights material to and used exclusively by the Business and necessary to conduct the Business in a manner substantially consistent with past practices, including a listing of each item’s respective owners(s) and/or licensor(s) (collectively, the “Company IP”); provided, however, that the IP Confidential Information is not listed on Schedule 3.12(a).  Medegen or Seller, as applicable, owns or possesses adequate licenses or other valid rights to use, free and clear of any Liens (other than Permitted Liens), all Company IP.  Each item of Company IP owned by either Company is valid, subsisting and enforceable, and such Company (x) with respect to Registered Proprietary Rights, has duly maintained all registrations and have paid all registration, renewal and maintenance fees and taxes related thereto and (y) with respect to all other Company IP, has taken commercially reasonable steps to maintain and protect such item and no loss or expiration of such item is pending or threatened.

(b) Except as set forth on Schedule 3.12(b), none of the Company IP is subject to any outstanding Order or agreement that restricts the rights of Seller, with respect to the Business, or Medegen to transfer, use, enforce or license Company IP and to Seller’s Knowledge no proceedings are pending or threatened, and no claim has been received by Seller or Medegen challenging the legality, validity, enforceability, use or ownership of any Company IP.  Subject to Schedule 3.12(b), the Companies have all necessary rights in the Company IP for the continued operation of the Business following the Closing in a manner substantially consistent with past practices.

(c) Exhibit A sets forth a list of all products or services of Seller, with respect to the Business, and Medegen currently being developed, distributed, sold or offered for sale by Seller or Medegen or third parties, including all computer programs and software applications or solutions (regardless whether provided as a hosted or licensed solution) (collectively, the “Products”).

(d) Except as set forth on Schedule 3.12(b) and subject to the Seller’s Knowledge, (i) neither Seller, with respect to the Business, nor Medegen is infringing upon or otherwise violating any Proprietary Rights or other rights of any third party, including by Seller’s or Medegen’s use of the Company IP, and (ii) no third party is infringing or otherwise violating any right of Seller or Medegen with respect to any Company IP.  No written notice has been received by either Company alleging that the operation of the Business infringes or otherwise violates any Proprietary Rights or other rights of any third party.

(e) Except as set forth on Schedule 3.12(e), neither Seller, with respect to the Business, nor Medegen has granted any exclusive licenses of any Company IP or, other than in the Ordinary Course and to an extent not material to the Business granted any non-exclusive licenses of the Company IP used primarily in the Business or entered into any other written agreement restricting the use by Seller or Medegen in any material respect of any Company IP.

(f) Except as set forth in Schedule 3.12(b), the consummation of the transactions contemplated hereby will not, pursuant to any Contract to which either Company is a party as of the date hereof, result in the material loss or impairment of the applicable Company’s right to own or use any Proprietary Rights as currently used in the Business.

Section 3.13. Governmental Licenses and Permits

Schedule 3.13 contains a complete listing of all Permits that are material to the conduct of the Business.  Except as indicated on Schedule 3.13, each Company owns or possesses all right, title and interest in and to all material Permits that are necessary to own and operate the Business as currently conducted by such Company, and each of the Companies is in compliance in all material respects with the terms and conditions of such Permits.

Section 3.14. Litigation; Proceedings

Except as set forth on Schedule 3.14, (a) there are no actions, suits, proceedings, hearings, Orders, investigations, complaints or claims pending or, to Seller’s Knowledge, threatened against Seller (with respect to the Business), Medegen, or any of the Assets or Medegen Assets and (b) none of the Companies is subject to any Order, which, in the case of Seller, with respect to the Business.

Section 3.15. Compliance with Laws;

(a) Except as set forth on Schedule 3.15, Seller, with respect to the Business, and Medegen are in compliance in all material respects with all Applicable Laws and requirements of any Governmental Authority (including, as applicable, FDA Laws and Customs & International Trade Laws), in each case as currently enforced by the applicable Governmental Authority.  Except as set forth on Schedule 3.15, within the three (3) -year period prior to the Closing Date, no notice has been received by Seller, with respect to the Business, or Medegen alleging a violation of or Liability or potential Liability under any Applicable Law, including any applicable FDA Law or Customs & International Trade Laws.

Section 3.16. Employees

(a) Schedule 3.16(a) contains a true, correct and complete list of the following information for each Business Employee, including each Business Employee on leave of absence: job title; job description; length of service; current and prior year’s compensation or remuneration (including any bonus); any increase in such compensation that either Company has a contractual commitment to pay each such Business Employee.  Except as set forth on Schedule 3.16(a), neither Company has any outstanding contractual commitments for the payment of any bonuses, backpay, severance or other remuneration to any Business Employee or former employee of Medegen.  Schedule 3.16(a) also contains a list of all outstanding offers of employment extended by Seller, with respect to the Business, and by Medegen.  As of two (2) days prior to the Closing Date, Schedule 7.7 will accurately reflect all vacation and paid time off days accrued or earned, but not yet taken, by each Transferred Employee and all components of the Closing Accrued Vacation Amount.

(b) Except as set forth on Schedule 3.16(b), (i) since January 1, 2011, neither Seller, with respect to the Business, nor Medegen has experienced any material labor disputes or work stoppage or slowdowns, boycott, work-to-rule campaign or lockout due to labor disagreements, (ii) to Seller’s Knowledge, there are no union organization campaigns underway or threatened, currently or within three (3) years prior to the Closing Date, with respect to the any Business Employee or Medegen, except for any campaign that resulted in a Collective Bargaining Agreement disclosed on Schedule 3.11(a); (iii) no executive, key employee, group of employees, consultant or independent contractor has given written notice to either Company, with respect to the Business to terminate his, her or its employment or engagement with any such Company; (iv) no labor organization or group of employees has filed any representation petition or made any written or oral demand to either Company for recognition with respect to the Business Employees or Medegen; and (v) there is no labor or employment-related charge, complaint, grievance, investigation or inquiry (A) which is, or has been, pending, before any Governmental Authority with respect to the Business, or Medegen during the past three (3) years, or (B) to Seller’s Knowledge, threatened in any forum, in each case, relating to an alleged violation or breach by Seller, with respect to the Business, or Medegen or any of their respective directors and officers of any labor employment-related Law, regulation or contract, or Collective Bargaining Agreement; and (vi) no unfair labor practice charges or complaints, jurisdictional disputes, union recognition claims or other matters within the jurisdiction of the National Labor Relations Board, against Seller, with respect to the Business or Medegen has occurred during the past three (3) years, is pending, or to Seller’s Knowledge, is threatened before the National Labor Relations Board or other Governmental Authority.  Except as set forth on Schedule 3.16(b), neither Seller, with respect to the Business, nor Medegen is a party to any Collective Bargaining Agreement or is otherwise a party to or bound by any relationship with any union or labor organization.  During the past ninety (90) days, neither Seller, with respect to the Business, nor Medegen has implemented any plant closing or mass layoff of employees as those terms are defined in the WARN Act.

(c) Schedule 3.16(c) contains a listing of each individual acting as an independent contractor, consultant or freelancer engaged by Seller with respect to the Business, or by Medegen, for a period of thirty (30) days or more and who has been paid a fee by Seller or Medegen of $50,000 or more during the prior twelve (12) months (collectively, “Contractors”) with notations indicating which Company is currently engaging such Contractors, together with amounts earned but unpaid, as of the date hereof, if any.  The Companies have properly classified all Contractors as independent contractors, pursuant to the Code, labor laws and any other Applicable Law.

Section 3.17. Employee Benefit Plans

(a) Schedule 3.17(a) sets forth a true, correct and complete list of each Business Benefit Plan.  With respect to each Business Benefit Plan, Seller has heretofore made available to Buyer a true, correct and complete copy, or summary if no plan document exists, as of the date of this Agreement, of each Business Benefit Plan (including all amendments thereto) and a true, correct and complete copy of each material document (including all amendments thereto) prepared in connection with each such Business Benefit Plan including (i) each trust agreement, annuity contract, or other funding arrangement, if any, in effect as of the date hereof that relates to any Business Benefit Plan, (ii) the most recent summary plan description and any summary of modifications thereto, (iii) the most recently filed IRS Form 5500 for each such Business Benefit Plan, if any, and (iv) the most recently prepared actuarial valuation report in connection with each Business Benefit Plan for which an actuarial valuation report was required to be prepared under Applicable Law.

(b) No Business Benefit Plan provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Applicable Law, promises retiree medical or life insurance benefits to any current or former employee, consultant officer or director of Business, Medegen or any ERISA Affiliate.

(c) Neither Seller, with respect to the Business, Medegen nor any of their ERISA Affiliates contributes to, has any obligation to contribute to, or has any liability to, any Multiemployer Plan.  No Benefit Plan is a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA.

(d) Each Business Benefit Plan has been maintained and administered in all material respects in accordance with its terms and in compliance with all Applicable Laws including ERISA and the Code.  There are no actions, suits, audits or investigations, termination proceedings or other claims (except routine claims for benefits payable under the Business Benefit Plans) or proceedings pending or, to Seller’s Knowledge, threatened against or involving any Business Benefit Plan or asserting any rights to, or claims for benefits under, any Business Benefit Plan that would be reasonably expected to have a material effect.

(e) Except as disclosed in Schedule 3.17(e), none of the Benefit Plans is a plan that is or has within the last six years ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 and 4971 of the Code (a “Pension Benefit Plan”), and there do not now exist, nor do any circumstances exist with respect to the Benefit Plans that would result in, any liabilities under Title IV of ERISA, Section 302 of ERISA or Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a Liability of Medegen, Buyer and its Affiliates, or that would reasonably be expected to result in the imposition of a Lien on any Assets or Medegen Assets, following the Closing.

(f) Except as disclosed in Schedule 3.17(f), each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on an IRS opinion letter, that it is so qualified or exempt in form, and, to Seller’s Knowledge, nothing has occurred since the date of such determination letter or opinion letter that would adversely affect the qualified or exempt status of any Benefit Plan or related trust. Seller has heretofore made available to Buyer such favorable determination letter or opinion letter with respect to each such Benefit Plan.

(g) Except as disclosed on Schedule 3.17(g), there are no Business Employees employed pursuant to Contracts with any professional employee organization or employee or staff leasing organization.

(h) Except as disclosed in Schedules 3.17(h) or 3.26, no Transferred Employee or Medegen Employee will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

(i) All contributions, premiums or payments required to be made to any Business Benefit Plans have been timely made and all benefits accrued under any unfunded Business Benefit Plans have been paid, accrued, or otherwise adequately reserved to the extent required in accordance with GAAP.

Section 3.18. Insurance

(a) Schedule 3.18 sets forth a complete list of each insurance policy to which Seller, with respect to the Business, or Medegen is currently a party, a named insured or otherwise the beneficiary of coverage and applicable to Seller, with respect to the Business, or Medegen or any of their respective assets, properties or rights (as to Seller only with respect to the Business), specifying the insurer, the policy number and describing each pending claim thereunder (the “Insurance Policies”).  Seller has provided to Buyer true, correct and complete copies of all such Insurance Policies.  Neither Company is in breach or default in any material respect as to its current obligations under such Insurance Policies.  To Seller’s Knowledge, all such policies are valid, in full force and effect and enforceable.  All premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  In the last two (2) years, neither Company has applied and been denied insurance with respect to the Business.

Section 3.19. Tax Matters

Except as set forth in Schedule 3.19(a):

(a) all material Tax Returns required to have been filed by Medegen, or by Seller with respect to the Assets, the Containment Business Employees and the Seller Medegen Business Employees, have been duly and timely filed (taking into account extensions of time within which to file);

(b) all material Taxes due and payable by Medegen, or by Seller with respect to the Assets, the Containment Business Employees and the Seller Medegen Business Employees, have been timely paid in full;

(c) there are no material Liens for Taxes, other than Permitted Liens, on the Units, the Medegen Assets or the Assets;

(d) all material Tax withholding and deposit requirements imposed on Medegen, or on Seller with respect to the Assets, the Containment Business Employees and the Seller Medegen Business Employees, have been satisfied in full in all material respects;

(e) no material Tax audits are currently pending or have been proposed or threatened in writing against Medegen and there are no material pending claims for unpaid Taxes due from Medegen;

(f) Medegen does not have in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency;

(g) Medegen is not a party to a material Tax allocation or sharing agreement or similar arrangement; and

(h) Medegen is, and has been since the date of its formation, treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes in accordance with Treasury Regulation Section 301.7701-3, and no election is pending to change its U.S. federal income Tax treatment.

Section 3.20. Brokerage

Except as set forth in Schedule 3.20, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller, Medegen or their Affiliates who is entitled to any fee, commission or similar compensation in connection with the transactions contemplated by this Agreement.

Section 3.21. Affiliate Transactions

(a) Except as disclosed in Schedule 3.21(a) or as expressly contemplated by the terms of this Agreement (including the distribution of the Medegen Distributed Assets pursuant to Section 2.7(a) and the assumption of the Medegen Parent Assumed Medegen Liabilities pursuant to Section 2.7(b)), there are no outstanding payables, receivables, loans, advances or other Liabilities and other similar accounts between Medegen, on the one hand, and Seller or any of its Affiliates, on the other hand, that will continue after the Closing, and none of the Assumed Liabilities are Liabilities to Seller or any of its Affiliates.

(b) Except for employment agreements with any employee, officer or consultant of the Business as disclosed on the Schedules, to the Seller’s Knowledge, no employee, officer, director, manager or Affiliate of either Company is a party to any Contract with Medegen or Seller, with respect to the Business, including, any Contract for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to or from, any such Affiliate or Seller.

Section 3.22. Environmental Matters

(a) Except as disclosed in Schedule 3.22(a):

(i) neither Seller, with respect to the Business, nor Medegen has generated, recycled, used, treated or stored on, transported to or from, or Released or disposed on, any Real Property or any off-site facility or location any Hazardous Materials or, to Seller’s Knowledge, on any property adjoining or adjacent to any Real Property, except in compliance in all material respects with Environmental Laws;

(ii) Seller, with respect to the Business, and Medegen is in compliance in all material respects with (A) all Environmental Laws and (B) the requirements of

Environmental Permits with respect to the Business, the Real Property, the Assets or Medegen Assets, and Seller, with respect to the Business, and Medegen has obtained all required Environmental Permits;

(iii) there are no pending or, to Seller’s Knowledge, threatened Environmental Claims against Seller, with respect to the Business, the Assets, the Medegen Assets, Medegen or any Real Property;

(iv) there are no underground storage tanks located on any Real Property;

(v) no Real Property is listed or, to Seller’s Knowledge, proposed for listing, on the National Priorities List under CERCLA or on any similar federal, state or foreign list of sites requiring investigation or clean-up, and neither of the Companies has received any written requests for information pursuant to any Environmental Law; and

(vi) neither Seller, with respect to the Business, nor Medegen has Liability under any Environmental Law (including an obligation to remediate any Environmental Condition whether caused by any Company or any other Person) with respect to the Business, Assets, the Medegen Assets or Real Property, as applicable.

(b) Seller has delivered or made available to Buyer true, correct and complete copies of all material environmental investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of either of the Companies (or by a third party of which Seller has Knowledge) in its possession or control in relation to the Business, the Assets, the Medegen Assets or any Real Property that (i) were prepared in the last twelve (12) years with respect to the West Virginia Facility, (ii) were prepared in the last five (5) years for the Tennessee Facility, or (iii) the extent relating to the order from the Tennessee Department of Environment and Conservation (“TDEC”).

(c) Notwithstanding anything to the contrary, the representations and warranties in this Section 3.22, and Sections 3.8 and 3.13, constitute the sole and exclusive representations and warranties related to Environmental Law, Environmental Claims, Environmental Conditions, Releases, Hazardous Materials or Environmental Permits.

Section 3.23. Customers; Vendors

(a) Schedule 3.23(a) sets forth the Material Customers and the amounts for which each of the Companies invoiced such Material Customers during the year ended March 31, 2013, and the six (6) month period ended September 30, 2013.  Except as set forth in Schedule 3.23(a), (i) since March 31, 2013, no Material Customer has terminated its relationship with, or materially decreased the rates it pays to, either Company or, to Seller’s Knowledge, threatened to do so; (ii) since March 31, 2013, no Material Customer has modified or, to Seller’s Knowledge, indicated that it intends to modify, its relationship with the Companies in a manner which is less favorable in any material respect to such Company and (iii) no Company is involved in any material written claim or dispute with any Material Customer that has been evidenced by a writing to, from or on behalf of any such Material Customer.

(b) Schedule 3.23(b) sets forth the Material Vendors and the amounts for which each of the Companies were invoiced by such Material Vendors during the year ended March 31, 2013, and the six (6) month period ended September 30, 2013.  Except as set forth in Schedule 3.23(b), (i) since March 31, 2013, no Material Vendor has terminated its relationship with, or materially increased the rates either Company pays to it, or, to Seller’s Knowledge, threatened to do so; (ii) since March 31, 2013, no Material Vendor has modified or, to Seller’s Knowledge, indicated that it intends to modify, its relationship with the Companies in a manner which is less favorable in any material respect to the Companies; and (iii) no Company is involved in any material written claim or dispute with any Material Vendor that has been evidenced by a writing to, from or on behalf of any such Material Vendor.

Section 3.24. Warranties; Product Liability

(a) Except as set forth on Schedule 3.24(a), all products sold by Seller, with respect to the Business, or Medegen have been in conformity with all applicable contractual requirements and all express and implied warranties (if any).

(b) Except as set forth in Schedule 3.24(b), since January 1, 2011, there have been, and are now, no product liability claims, actions or proceedings against Seller, with respect to the Business, or Medegen, nor to Seller’s Knowledge, has any such claim, action or proceeding been threatened.

Section 3.25. Bank Accounts

Schedule 3.25 contains a true, correct and complete schedule setting forth the name of (a) every bank in which Medegen has one or more accounts, savings or other certificates, or safe deposit boxes and (b) every person authorized to draw on such accounts, redeem such certificates or have access to such boxes.

Section 3.26. Transaction Bonuses

Except as disclosed on Schedule 3.26 (the “Transaction Bonuses”), there are no severance, termination, retention, “golden parachute,” transaction bonus or other similar payments to, or the creation, acceleration or vesting of any right or interest for the benefit of, any Transferred Employee or Medegen Employee which becomes payable as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.27. Ethical Practices

(a) Seller, with respect to the Business, and Medegen have not, directly or indirectly, taken any action which would cause them to be in violation of the FCPA or similar Applicable Laws of any other jurisdiction.

(b) Neither Seller, with respect to the Business, nor Medegen has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations.

Section 3.28. Disclaimer

Except as expressly set forth in this Article III, Seller makes no representation or warranty, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary, (a) Seller shall not be deemed to make to Buyer any representation or warranty other than as expressly made by Seller in this Agreement and (b) Seller makes no representation or warranty to Buyer with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Buyer or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of any of the Companies or the Business, or (ii) except as expressly covered by a representation and warranty contained in this Article III and in any agreement entered into by Seller on the Closing as contemplated hereunder, any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisors with respect to any of the Companies or the Business.  Buyer hereby acknowledges and agrees to such disclaimer, and except as expressly covered by the representations and warranties contained in Article III, and Buyer is purchasing the Assets on an as is where is basis.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Schedules (subject to Section 11.11), Buyer hereby represents and warrants to Seller as follows:

Section 4.1. Organization

Buyer is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite powers and authority required to carry on its business as now being conducted and to own and use the assets and properties owned and used by it as it now does.  Buyer is duly qualified and in good standing or licensed to do business in each jurisdiction where such qualification is necessary, except in any such jurisdictions where the failure to be duly qualified or licensed would not have a materially adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.2. Authorization

The execution, delivery and performance by Buyer of this Agreement and each other agreement to be delivered by either Company in connection herewith to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer.  This Agreement and each other agreement executed in connection herewith to which Buyer is a party has been duly executed and delivered by Buyer and each constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.3. Consents and Approvals; No Violations

(a) Except for applicable requirements of the HSR Act or as set forth on Schedule 3.6(a), (i) no approval, consent or authorization of, filing or registration with or giving of notice to, any Governmental Authority or any other Person is required for the execution, delivery or performance of this Agreement or any other agreement contemplated to be delivered hereunder or the consummation by Buyer of the transactions contemplated hereby, and (ii) neither the execution, delivery and performance of this Agreement by Buyer or any other agreement contemplated hereunder or the consummation by Buyer of the transactions contemplated hereby or thereby, does or will, after the giving of notice, or the lapse of time, or otherwise, result in a breach of, constitute a default under or give rise to any right to terminate, abandon, or refuse to materially perform under any Contract to which Buyer is a party, or accelerate any material right or obligation of Buyer or loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or by which any of the properties or assets of Buyer are bound;

(b) Neither the execution, delivery and performance by Buyer of this Agreement or any other agreement contemplated hereunder nor the consummation by Buyer of the transactions contemplated hereby or thereby (including the sale of the Assets) does or will, after the giving of notice, or the lapse of time, or otherwise, (i) violate the organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 3.6(a), violate any Applicable Law.

Section 4.4. Litigation; Proceedings

Except as set forth on Schedule 4.4, there are no actions, suits, proceedings, hearings, Orders, investigations, complaints or claims pending or, to Buyer’s Knowledge, threatened against Buyer, that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

Section 4.5. Investment Intent; Restricted Securities

Buyer is acquiring the Units solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Units or dividing its participation herein with others.  Buyer understands and acknowledges that (a) none of the Units has been registered or qualified under the 1933 Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Units constitute “restricted securities” as defined in Rule 144 under the 1933 Act, (c) none of the Units is traded or tradable on any securities exchange or over-the-counter, and (d) none of the Units may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Units and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.  Buyer will not transfer or otherwise dispose of any of the

Units acquired hereunder or any interest therein in any manner that may cause Seller to be in violation of the 1933 Act or any applicable state securities laws. Buyer is an “accredited investor” as defined in Rule 501(a) of the 1933 Act. Buyer has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

Section 4.6. Brokerage

Except as set forth in Schedule 4.6, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Buyer or its Affiliates who is entitled to any fee, commission or similar compensation in connection with the transactions contemplated by this Agreement.

Section 4.7. Financing

Buyer will on the Closing Date have sufficient unrestricted cash on hand or availability under its existing credit facilities to pay the Closing Purchase Price hereunder and to pay all other amounts required to be paid by Buyer at the Closing pursuant to the terms of this Agreement, and all of its and its representatives’ fees and expenses incurred in connection with the transactions contemplated by this Agreement.

Section 4.8. Due Diligence Review

Buyer acknowledges that it has conducted its own due diligence review with respect to the Companies and it is entering into the transactions contemplated by this Agreement based in part on such investigation and except for the specific representations and warranties made by Seller in Article III, Seller is not making any other representations and warranties. Buyer is not relying upon any projection or forward looking statement made available or given to Buyer in the performance of such investigation, and it has had the opportunity to access information about the Companies and certain books and records, contracts, agreements and documents (including Tax Returns and related documents), and designated employees, agents and representatives.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1. Access and Investigation

(a) From the date hereof and prior to the earlier to occur of the Closing Date, or the date that this Agreement is terminated in accordance with Article IX, except as otherwise provided herein or in any of the Transaction Documents or as required by Applicable Law, Seller shall (and shall cause Medegen and Medegen Parent to) cooperate with Buyer in its investigation of the Business and its properties, to permit Buyer and its authorized representatives, at the sole cost of Buyer, to (i) have reasonable access, subject to a reasonable claim of attorney-client privilege, during normal business hours and with reasonable prior written notice to (x) Medegen’s books and records and (y) to the extent related to the Business, Seller’s books and records, (ii) visit and visually inspect any of the Owned Real Property and the Leased Real

Property, in each case during normal business hours and with reasonable prior written notice, and (iii) discuss the Business’s books and records, proprietary financial position and results of operations, or otherwise pertaining to the Business’s operations, affairs, finances and accounts with key employees of Seller, with respect to the Business, or Medegen, identified on Schedule 5.1(a); provided, however, that Buyer shall coordinate all contact with any of the key employees through Seller’s Representative.

(b) Subject to Section 6.5, all information concerning the Business furnished or provided by Seller or its Affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the confidentiality agreement between Seller and Parent, dated as of February 12, 2013 (the “Confidentiality Agreement”); provided, however, that the obligations of Parent and its Affiliates in Section 1 of the Confidentiality Agreement as it relates to Information (as defined in the Confidentiality Agreement) not related to the Business shall survive until the third anniversary of the Closing Date.  Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall have any obligation to make available or provide to Buyer or its representatives a copy of any Tax Return filed by Seller, or any of its Affiliates, or any related materials other than Tax Returns and related materials to the extent they relate exclusively to Medegen.

Section 5.2. Conduct of Business Pending Closing

(a) Subject to Section 5.2(d), from the date hereof to the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article IX, except as otherwise expressly permitted or contemplated herein or as required by Applicable Law, with respect to the Business, Seller shall (and shall cause Medegen to):

(i) use its commercially reasonable efforts to conduct the Business conducted by such Companies only in the Ordinary Course; provided, however, that any of the Companies may make any of the Permitted Capital Expenditures;

(ii) use its commercially reasonable efforts to preserve intact the Business conducted by the Companies and their respective relationships with their employees, suppliers, distributors, customers and other business relations with respect to the Business; and

(iii) pay the accounts payable of the Business and collect the accounts receivable in the Ordinary Course.

(b) Without limiting the generality of Section 5.2(a), from the date hereof to the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article IX, except as required by Applicable Law or otherwise expressly permitted or contemplated by this Agreement, or as set forth in Schedule 5.2(b), Seller shall not (and shall cause Medegen not to) do any of the following with respect to the Business, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) except for the sale of Inventory in the Ordinary Course sell, lease, assign, license or transfer any Medegen Assets, any of the Assets or any portion thereof

(other than prepayment of Indebtedness using excess cash or sale of obsolete assets or assets with a value not in excess of $5,000) or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;

(ii) except as required (as reasonably determined by Seller) to ensure that any Business Benefit Plan in effect on the date hereof (or the administration thereof) is not out of compliance with any Applicable Law or as required to comply with any Benefit Plan or Collective Bargaining Agreement in effect on the date hereof or as specifically required pursuant to this Agreement:

(1) make, grant or promise any increase in the base compensation or benefits of, or agree to pay a bonus or make a loan to or increase the rate of commission for any Business Employee (except for annual pay raises made in the Ordinary Course and in accordance with such Company’s normal schedule for such pay raises for Person’s whose annual compensation is less than $75,000);

(2) adopt, establish, amend or terminate any Business Benefit Plan;

(3) grant or amend any awards under any Business Benefit Plan with respect to any Business Employee or modify existing restrictions less favorable to any of the Companies in any Benefit Plan or awards made thereunder with respect to any such Business Employee;

(4) grant or pay any severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, retention, incentive compensation, termination or similar compensation or benefits of, any Business Employee, or other individual consultants of the Business except for the payment of severance, termination or similar compensation to Business Employees or individual consultants whose annual compensation is less than $75,000 in the Ordinary Course;

(5) take any action to accelerate the timing of payment or vesting of any compensation or benefits of any Business Employee under any Benefit Plan; or

(6) make any determination under any Benefit Plan involving any Business Employee that is inconsistent with the Ordinary Course;

(iii) enter into any employment contract, sales commission or agreement, consulting agreement, deferred compensation agreement, severance, retirement or similar agreement, or modify the terms of any such existing agreement with respect to any Business Employee or individual consultant of the Business, other than in the Ordinary Course (and subject to clause (iv) below) or as required by Applicable Law;

(iv) except in the case of (A) employment or engagement offers made by either Company in the Ordinary Course (x) prior to the date of this Agreement and disclosed to Buyer (which offers may be honored) and (y) to employees, contractors or consultants whose annual cash compensation is less than $75,000, or (B) the termination of employment or engagement of Business Employees, contractors or individual consultants in the Ordinary Course whose annual cash compensation is less than $75,000, hire any employee, individual contractor or individual consultant for the Business or terminate the employment or engagement relationship of any employee, contractor or consultant of the Business other than termination for cause in the Ordinary Course or hiring to fill any position that Seller reasonably determines needs to be filled as a result of voluntary attrition or termination pursuant to the terms of this Agreement;

(v) issue, grant, sell or otherwise transfer any of Medegen’s securities, securities convertible into equity securities or any options, warrants or other rights to purchase its equity securities;

(vi)  create, incur, assume or guarantee any Indebtedness secured by any Assets or the Medegen Assets either involving more than $1,000,000 or outside the Ordinary Course, except for borrowings from banks (or similar financial institutions), (A) necessary to meet ordinary working capital requirements in the Ordinary Course, or (B) pursuant to existing credit facilities;

(vii) change any annual accounting period, or except in so far as may be required by under a change in GAAP, adopt or change any material accounting method in a manner adverse in any material respect to the Business or Medegen;

(viii) amend or authorize the amendment of any of Medegen’s organizational documents in a manner adverse in any material respect to Medegen or Buyer;

(ix) enter into any Contract or series of related Contracts related to the Business involving more than $150,000 in the aggregate, in each case, other than Contracts for the purchase of supplies or Inventory or the sale of Inventory, products or services in the Ordinary Course or with respect to Permitted Capital Expenditures;

(x) except in the Ordinary Course, take any action that could result in the material acceleration, termination, modification (that is adverse to the Business), or cancellation of any Material Contract (or any delivery or sale of products in accordance therewith) that is an Assigned Contract or series of related Material Contracts that are Assigned Contracts involving more than $150,000 in the aggregate;

(xi) cancel, compromise, waive or release any right or claim or series of related rights and claims with respect to the Business involving more than $250,000 in the aggregate;

(xii) institute, settle, or agree to settle any legal proceeding (whether civil, criminal, administrative, investigative or informal) with respect to the Business, except with respect to claims having a value less than $150,000 in the aggregate;

(xiii) with respect to any material registered trademarks, trademark applications, issued patents, patent applications, registered copyrights, copyright applications and other material Proprietary Rights, in each case, with respect to the Business, abandon any material rights or allow any application or registration to lapse, permit any material license to lapse or go into breach under such license, grant any material license or sublicense of any rights under (except in the Ordinary Course);

(xiv) make or commit to make any non-emergency capital expenditure in excess of $250,000 with respect to the Business other than Permitted Capital Expenditures;

(xv) change the primary line of Business of Medegen;

(xvi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (including, by purchasing equity interests of), any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than Inventory) that are material, individually or in the aggregate, to Medegen or the Business; or

(xvii) enter into any Contract or other agreement to do any of the foregoing.

(c) From the date hereof to the Closing, Seller shall not, and shall not permit Medegen to, in connection with the Business, accelerate the delivery or sale of products or services, or offer discounts or price protection on the sale of products or services, or agree in writing to do any of the foregoing, except in the Ordinary Course.

(d) Notwithstanding anything to the contrary contained in this Section 5.2, none of Medegen, Medegen Parent or Seller shall be prohibited from (i) transferring any accounts payable, accounts receivable, trade payables, trade receivables, Cash or Cash Equivalents held by it, whether or not used in the Business and whether by distribution, dividend, repayment of indebtedness or otherwise, to Seller or any of its direct or indirect Subsidiaries or Affiliates prior to the Closing or (ii) settling any Indebtedness or intercompany accounts payable or accounts receivable prior to the Closing.

Section 5.3. Reasonable Best Efforts; Cooperation

(a) Buyer and Seller shall each use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 5.3(a), neither Buyer nor Seller shall take any action, or permit any of its Affiliates to take any action, to materially diminish the ability of any Party to consummate, or materially delay any Party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any Party’s obligations to consummate the transactions contemplated hereby to not be satisfied.

(c) Seller shall use its reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.3 hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer shall use its reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.2 hereof are satisfied, insofar as such matters are within the control of Buyer.

Section 5.4. Regulatory Approval

Without limiting the generality of Section 5.3:

(a) With respect to the transactions contemplated hereby, each Party hereby agrees to cooperate with the other Party and use its reasonable best efforts to, and to cause its Affiliates to, (i) promptly prepare and file all necessary documentation to effect all necessary notices, reports, registrations or other filings and submissions with Governmental Authorities, (ii) engage in consultations with appropriate Governmental Authorities, (iii) investigate, initiate, defend, contest and resist any litigation, administrative or judicial action, or other proceeding, (iv) make reasonable offers of compromise with respect to such litigation, action or proceeding, and (v) obtain as promptly as practicable, and no later than the date that is two (2) weeks prior to the Termination Date, all necessary consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, including taking all reasonable actions necessary to ensure that (A) no requirement for non-action, a waiver, consent or approval of any Governmental Authority, (B) no decree, judgment, injunction, temporary restraining order or any other order in any proceeding, and (C) no other matter relating to any Antitrust Law, in each case, would preclude consummation of the transactions contemplated hereby.  In carrying out the foregoing obligations, each of Buyer and Seller shall act reasonably and as promptly as practicable.  Each of Buyer and Seller agree that it will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Seller, Buyer or their respective Affiliates from all Governmental Authorities with respect to the transactions contemplated hereby.

(b) Each Party shall, and shall cause its Affiliates to use its reasonable best efforts to: file, within ten (10) Business Days after the date hereof a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby.  Each Party hereby covenants to request early termination of the waiting period required by the HSR Act (unless otherwise agreed by their legal counsel) and to cooperate with the other Party to the extent reasonably necessary to assist in making reasonable supplemental presentations to the applicable Governmental Authority and, if requested by such authorities, to promptly amend or furnish additional information thereunder.  Each of Seller and Buyer shall provide copies to the other Party of the final drafts of all correspondence and filings prior to submission of such correspondence and filings to the applicable Governmental Authorities in connection with the transactions contemplated hereby, and shall take into account reasonable comments made by the other Party with respect thereto, and shall provide copies to the other Party of the final correspondence and filings immediately after the submission or filing of such documents. Seller and Buyer shall each furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing. Each of Seller and Buyer shall promptly notify the other of any oral or written communication made to or received by either Seller or Buyer, as the case may be, from any Governmental Authority regarding any of the transactions contemplated by this Agreement. Neither Seller nor Buyer shall initiate or participate in any communication with any Governmental Authority without providing the other Party an opportunity to participate (unless the Governmental Authority objects to such participation). Seller and Buyer shall consult with each other prior to taking any substantive position with respect to the filings under any Antitrust Law in discussions with or filings to be submitted to any Governmental Authority. Notwithstanding anything to the contrary in this Section 5.4, neither Buyer nor Seller shall be obligated to disclose to the other Party any information that: (i) reflects the value of the transaction to the relevant Party or the overall value of either Party; and (ii) absent a mutually acceptable joint defense agreement, information that reflects attorney client privileged information, work product or other legally protected information.

(c) With respect to the obligations of the Parties under Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement (or any provision hereof) as violative of any Antitrust Law, each of Seller and Buyer shall cooperate with the other (and split equally all reasonable out-of-pocket cost and expenses, including attorney’s fees, associated with any such administrative or judicial action or proceeding) and use all reasonable efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or order, whether temporary or permanent, that is in effect and that prohibits or restricts consummation of the transaction.  Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be required to take or agree to take any action or agree to any limitation that could reasonably be expected to have Material Adverse Effect or a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of Buyer or its Affiliates.

(d) Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to file, and in each case, Buyer shall pay the filing fees in connection therewith, applications for the transfer of any Permits as may be required in connection with the sale and transfer of the Assets or the Units.

Section 5.5. Notification

From the date of this Agreement through the earlier of the Closing Date or the date on which this Agreement is earlier terminated in accordance with Article IX, each Party shall promptly notify the other Party of (a) the threat or commencement of any legal proceeding before the Closing that could in any way affect the ability of the disclosing Party to consummate the transactions contemplated by this Agreement and (b) to the extent such disclosing Party has Knowledge of (i) any representation or warranty by such disclosing Party contained in this Agreement is inaccurate or untrue in any material respect when made, (ii) the occurrence of any event or development that would cause (or would reasonably be expected to cause) any representation or warranty of such disclosing Party contained in this Agreement to be inaccurate or untrue in any material respect on or before the Closing Date or (iii) any failure of such disclosing Party to comply with, or satisfy, in each case in any material respect, any material covenant, condition or agreement to be complied with or satisfied in any material respect by such disclosing Party hereunder.

Section 5.6. Exclusivity

From the date of this Agreement through the earlier of the Closing Date or the date on which this Agreement is earlier terminated in accordance with Article IX, neither Seller nor Medegen or any of their respective Affiliates or representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to or consider any inquiries or proposals from, any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving the sale of all or any portion of the Business (in all cases excluding the sale of inventory, licenses or other assets in the Ordinary Course), whether effected by sale of assets, sale of stock, merger or otherwise.  Seller shall ensure that the Companies and their respective Affiliates and third-party advisors are aware of the provisions of this Section 5.6.  At or prior to Closing, Seller shall request and require the return or destruction of all confidential information concerning the Business or Medegen made available to any third party (other than Buyer and its Affiliates and representatives) since October 1, 2013 with respect to or in connection with any inquiries, proposals or access to information prior to the Closing Date and of a type described in the first sentence of this Section 5.6 to the full extent provided in the confidentiality agreement entered into between Seller and/or Medegen and such third party in connection therewith.  In addition, with respect to the Business, neither Seller nor Medegen shall release any such third party from any such confidentiality agreement (or any obligation thereunder) or, with respect to the Business, waive, amend or alter any of such third party’s obligations thereunder and, at the reasonable request and expense of Buyer, Seller shall enforce the terms of such confidentiality agreement against such third party and assign to Buyer (to the extent assignable without the consent of such third party) Seller’s or such Company’s rights thereunder as it relates to the Business and Medegen.

Section 5.7. Intercompany Arrangements

Except as set forth on Schedule 5.7, at or prior to the Closing, Seller shall cause all Intercompany Arrangements to be amended, modified, waived or terminated as of the Closing such that neither Buyer nor Medegen will have any Liability continuing as of after the Closing.

Section 5.8. Title Policies on Owned Real Property

The Parties acknowledge that Buyer intends, and shall use its reasonable best efforts, to obtain (a) Title Policies (as defined in Section 8.3(f)), at its own cost and expense, for all of the Owned Real Property, and each Title Policy shall be based on a commitment for an owner’s policy of title insurance issued by the Title Company with respect to such Owned Real Property; and (b) a Survey (as defined in Section 8.3(f)) for each parcel of the Owned Real Property at Buyer’s cost and expense; in each case, for items (a) and (b), not reflecting any Liens other than Permitted Liens.  Seller shall cooperate (and shall cause its Affiliates to cooperate) with Buyer with respect to Buyer obtaining the Title Policies and Surveys, including (i) placing initial orders for commitments for title insurance from the Title Company for issuance of the Title Policies, and for updates to the existing surveys of each Parcel of the Owned Real Property, and (ii) providing and executing any documents, affidavits reasonably requested by Buyer or the Title Company and that do not result in any Liability of Seller not undertaken in this Agreement.  If during the course of obtaining the Title Policies, Buyer shall discover any Lien other than Permitted Liens encumbering the Owned Real Property, Buyer shall provide written notice to

Seller of such Lien and Seller shall, at its sole cost and expense, use commercially reasonable efforts to cause such Lien to be removed, or otherwise amended in a manner reasonably satisfactory to Buyer. Notwithstanding the foregoing, nothing in this Section 5.8 shall require cooperation or any efforts from any of Seller or its Affiliates to the extent it relates to a Permitted Lien.

Section 5.9. Public Announcements

On the date hereof (or if executed after the close of business, the next Business Day), Seller and Buyer intend to issue a press release with respect to the execution of this Agreement and the transactions contemplated hereby.  Before issuing such press release, Buyer and Seller shall consult with each other regarding the content of such press release and provide each other the opportunity to review and provide comments to such press release.  Thereafter, except as otherwise agreed to by the Parties, no Party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby, except (a) to the extent reasonably required in connection with the operation of the Business and in a manner consistent with prior public releases by Buyer or Seller or (b) as in the reasonable judgment of such Party may be required by Applicable Law, or the rules or regulations of any securities exchange upon which its securities are traded or in connection with the obligations of a publicly-held company, in each case, Seller and Buyer shall consult with each other prior to the issuance of a report, statement or press release as to the language of any such report, statement or press release.

Section 5.10. Monthly Financial Statements

Until the Closing Date, Seller shall deliver to Buyer, as soon as reasonably practicable after the end of each calendar month ending after the date hereof, but in no event later than twenty (20) Business Days after the end of such calendar month, (i) the Partial Business Balance Sheet as of the end of such calendar month and (ii) Partial Business Income Statement as of the end of such month and for the period of such month (the “Business Monthly Partial Financial Statements”).  The Business Monthly Partial Financial Statements shall be prepared on a basis consistent with the manner in which the Interim Partial Financial Statements were prepared.

Section 5.11. Bifurcation

Prior to the Closing Date, each of the Parties shall use reasonable best efforts to bifurcate the Liabilities and rights arising under each of the Contracts listed on Schedule 1.1(j) so that Buyer assumes Liabilities and rights thereunder related to the Business and Seller retains the Liabilities and rights thereunder that are not related to the Business.  Seller shall not be obligated, in connection with the provisions of this Section 5.11, to directly or indirectly expend any money unless the necessary funds are advanced by Buyer, other than reasonable out-of-pocket recording or similar fees or attorneys’ fees of Seller or its Affiliates in preparing documents and negotiating the terms of any separate Contract with respect to such the Liabilities and rights that are not related to the Business, all of which shall be promptly reimbursed by Buyer except as otherwise specifically provided in this Agreement.

ARTICLE VI

POST-CLOSING COVENANTS

Section 6.1. Further Assurances

From time to time after the Closing Date, at the request of any Party and at the expense of the Party so requesting, each of the Parties shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

Section 6.2. Certain Tax Matters

(a) Filing of Tax Returns; Payment of Taxes

(i) Seller Consolidated Group Tax Returns.  Seller shall prepare or cause to be prepared and file or cause to be filed all Seller Consolidated Returns and shall pay all Taxes owed with respect to such Seller Consolidated Returns.

(ii) Pre-Closing Tax Returns.  Seller shall prepare or cause to be prepared each Tax Return of Medegen for all taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Return”).  Such Pre-Closing Tax Return shall be prepared on a basis consistent with past practices, except to the extent otherwise required by a change in Applicable Law affecting such Pre-Closing Tax Return.  Not later than thirty (30) days prior to the due date for filing any such Pre-Closing Tax Return, Seller shall deliver a copy of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment.  Buyer shall cause such Pre-Closing Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Seller.  Not later than five (5) days prior to the due date for payment of Taxes with respect to any Pre-Closing Tax Return, Seller shall pay to Buyer the amount of any Tax shown as due on such Pre-Closing Tax Return, taking into account any credits and estimated or advance payments of Taxes; provided, however, that, in the event such Pre-Closing Tax Return shows a refund or credit of Taxes, Buyer shall elect to receive a refund (and not a credit) and shall pay such amount to Seller not later than five (5) days following the receipt by Buyer of the Tax refund.

(iii) Straddle Tax Returns and Property Tax Statements for Straddle Periods.  Buyer shall prepare or cause to be prepared each Tax Return (other than Seller Consolidated Returns) of Medegen for all Straddle Periods (a “Straddle Tax Return”). Such Straddle Tax Return shall be prepared on a basis consistent with past practices, except to the extent otherwise required by a change in Applicable Law affecting such Straddle Tax Return.  Not later than thirty (30) days prior to the due date for filing any such Straddle Tax Return (other than Tax Returns for sales tax, use tax, payroll tax, social security or Property Tax or similar Taxes that do not show an Excluded Tax or Straddle Tax Returns filed on a basis consistent with past practices, in each case a copy of which shall be provided to Seller by Buyer upon Seller’s written request), Buyer shall deliver a copy of such Straddle Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment, and Buyer shall revise such Straddle Tax Return to incorporate Seller’s reasonable comments. Buyer shall cause each Straddle Tax Return (as revised as required by the previous sentence) to be timely filed and shall provide a copy to Seller. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Straddle Tax Return, (A) Seller shall pay to Buyer the amount of any Tax shown as due on such Straddle Tax Return that is allocated to the portion of the Straddle Period ending on the Closing Date (determined in accordance with Section 6.2(a)(iii)), taking into account any credits and estimated or advance payments of Taxes, or (B) Buyer shall pay to Seller the amount by which the Tax that would be payable with respect to such Straddle Tax Return for the portion of the Straddle Period ending on the Closing Date (determined in accordance with Section 6.2(a)(iii)) is less than the amount of such Taxes paid by Seller or its Affiliates (including Medegen) prior to the Closing, taking into account any credits and estimated or advance payments of Taxes. In the case of any Property Tax for a Straddle Period of Medegen that is shown on a statement that is not a Straddle Tax Return, (1) Buyer shall provide a copy of such Property Tax statement to Seller within fifteen (15) days of Buyer’s (or its Affiliates’ (including Medegen’s)) receipt of such statement and (2) within thirty (30) days after Buyer’s (or its Affiliates’ (including Medegen’s)) receipt of such Property Tax statement, (x) Seller shall pay to Buyer the amount of any Tax shown as due on such Property Tax statement that is allocated to the portion of the Straddle Period ending on the Closing Date (determined in accordance with Section 6.2(a)(iii)), taking into account any credits and estimated or advance payments of Taxes, or (y) Buyer shall pay to Seller the amount by which the Tax that would be payable with respect to such Property Tax statement for the portion of the Straddle Period ending on the Closing Date (determined in accordance with Section 6.2(a)(iii)), is less than the amount of such Taxes paid by Seller or its Affiliates (including Medegen) prior to the Closing, taking into account any credits and estimated or advance payments of Taxes. Any failure or delay in providing a Property Tax statement pursuant to the prior provision shall not affect Seller’s obligations for any Taxes, except to the extent Seller is actually prejudiced by such failure or delay.

(b) Proration of Straddle Period Taxes.  In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of Medegen ended with (and included) the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of Medegen, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) Transfer Taxes.  Buyer, on the one hand, and Seller, on the other hand, shall each be fifty percent (50%) responsible for the payment of all transfer, sales, use, excise, real property transfer or gain, gross receipts, goods and services, purchase, documentary, stamp, registration, retailer occupation or other similar Taxes (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement.  Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.  Each Party will provide and make available to the other any resale certificates and other exemption certificates or information reasonably requested by any other Party.

(d) Tax Refunds.  The amount of any refunds of Taxes of Medegen for any Pre-Closing Tax Period shall be for the account of Seller.  The amount of any refund of Taxes of Medegen for any Straddle Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 6.2(a)(iii).  Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 6.2(d) the amount of such refund within 30 days after such refund is received, net any out-of-pocket costs or expenses incurred by such party or its Affiliates in procuring such refund.  For purposes of this paragraph (d) any such amount credited against Taxes of Medegen rather than refunded shall be treated as a “refund” which is received at the time Medegen becomes entitled to receive such refund in cash.  Buyer shall have no obligation to make any payment under this Section 6.2(d) for any excess Property Tax payment that it is obligated to pay to Seller pursuant to Section 6.2(a)(iii).

(e) Cooperation on Tax Returns and Tax Proceedings.  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of Medegen.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Claim shall be governed by Section 10.3.

Section 6.3. Use of Name

(a) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall be entitled for a period of nine (9) months following the Closing Date to package, produce and sell products of the Business in any packaging material containing the trade names “Medical Action Industries Inc.,” “Medical Action Industries,” “Medical Action,” “MAI,” or any derivation thereof.  At the end of such period, Buyer agrees that it will destroy or return to Seller any remaining packaging material containing the trade names “Medical Action Industries Inc.,” “Medical Action Industries,” “Medical Action,” “MAI,” or any derivation thereof.

Notwithstanding the foregoing, Buyer may continue to sell all products of the Business from inventory after the expiration of such nine (9) month period that have the trade names “Medical Action Industries Inc.,” “Medical Action Industries,” “Medical Action,” “MAI,” or any derivation thereof and any logos embedded therein or imprinted thereon, using packaging material that does not include such names, but only to the extent such sales are from inventory either (i) existing at the time of the Closing or (ii) acquired or otherwise produced any time during the sixty (60)-day period immediately following the Closing Date), provided, however, that, with respect to the inventory acquired or produced during such sixty (60)-day period immediately following the Closing Date, such inventory amount with respect to any product line does not exceed two (2) times the average monthly inventory amount produced or acquired for such product line during the six (6)-month period ending as of the Closing Date.

Section 6.4. Post-Closing Access to Books and Records

Following the Closing, each Party agrees that it will cooperate with and make available to the other Party, during normal business hours and upon reasonable notice, (a) all books and records related to the Business or Medegen, (b) information related to the Business or Medegen and (c) Business Employees (without substantial disruption of employment), in each case retained by such Party and remaining in existence after the Closing that are necessary or useful in connection with any audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records and other documents, information or employees for any reasonable business purpose.  The Party requesting any such books and records and other documents, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records and other documents, information or employees.  All information received pursuant to this Agreement shall be kept confidential by the Party obtaining such information, subject to any disclosure that is required to be made by such Party in order to comply with Applicable Law or the rules or regulations of any securities exchange upon which its securities are traded.

Section 6.5. Confidentiality

(a) Effective upon, and only upon, the Closing, the Confidentiality Agreement between Seller and Buyer shall terminate with respect to information relating to the Business and Medegen; provided, however, Buyer acknowledges that any and all Information (as defined in the Confidentiality Agreement) provided or made available to it by Seller (or its representatives) concerning Seller or its Affiliates (other than Medegen or as it relates to the Business) (“Seller Information”) will remain subject to the terms and conditions of such Confidentiality Agreement after the Closing for the term of such Confidentiality Agreement.

(b) Seller acknowledges that it and its Affiliates and representatives have had and, subject to the terms and conditions hereof, will have access to confidential and proprietary information related to Buyer, Medegen and the Business, in each case, potentially including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information related thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Seller, Medegen or their respective representatives or Affiliates, which contain or otherwise reflect or are generated from such information (“Confidential Information”). The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Affiliates in violation of this Section 6.5, (ii) is or becomes available to Seller on a non-confidential basis from a source other than Buyer from and after the Closing or (iii) is or was independently developed by employees, representatives or advisors of Seller from and after the Closing without use of or reference to any other Confidential Information.

(c) For a period of five (5) years after the Closing Date, Seller shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose or use any such Confidential Information, except to their representatives and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby.  Seller shall cause its Affiliates and representatives to treat all such Confidential Information as confidential, preserve the confidentiality thereof and not disclose or use any such Confidential Information.  Seller shall be responsible for any breach of this Section 6.5 by any of their representatives or Affiliates.  Buyer shall treat all Seller Information as confidential, preserve the confidentiality thereof and not disclose or use any such Seller Information.  Buyer shall cause its Affiliates and representatives to treat all such Seller Information as confidential, preserve the confidentiality thereof and not disclose or use any such Seller Information.  Buyer shall be responsible for any breach of this Section 6.5 by any of its representatives or Affiliates (including, after the Closing, Medegen).

(d) If Seller or any of its representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, Seller shall provide Buyer with prompt written notice of such request or requirement, which notice shall, if practicable, be at least forty-eight (48) hours prior to making such disclosure, so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a timely protective order or other remedy or the receipt of such a waiver, Seller any of its representatives or Affiliates are nonetheless, in the opinion of counsel, legally compelled or requested by Governmental Authority to disclose Confidential Information, then Seller may disclose that portion of the Confidential Information which such counsel advises is legally required or required by Governmental Authority to be disclosed; provided, however, that such person uses its reasonable efforts (at Buyer’s cost and expense) to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.  This Section 6.5(d) shall apply mutatis mutandis to requests or requirements of Buyer or any of its representatives to disclose any Seller Information.

Section 6.6. Seller Non-Competition and Non-Solicitation

(a) From the Closing Date until the third (3rd) anniversary of the Closing Date (the “Restricted Period”), without Buyer’s consent, Seller shall not, and shall cause each of its Affiliates (Seller and its Affiliates, the “Seller Restricted Party”) not to, directly or indirectly (including by means of management, advisory, operating, or similar agreements or arrangements or by any record or beneficial equity interest, either as a principal, trustee, stockholder, partner, joint venture or otherwise, in any Person), engage in a business that competes with the Business, for their own account or for any other Person, in any country or other geographic location in which any of the Companies operate the Business or otherwise had sales immediately prior to the Closing or any other country or geographic location in which either Company planned to operate the Business as of the Closing Date (the “Seller Restricted Business”); provided, however, that nothing in this Agreement or in the definition of Seller Restricted Business shall prohibit or in any way restrict the any Seller Restricted Party’s ability to:

(i) engage in the Seller Restricted Business to the extent necessary to perform its duties under this Agreement or any agreement executed in connection with this Agreement;

(ii) make or maintain passive investments of less than five percent (5%) of the outstanding equity securities in any entity engaged in the Seller Restricted Business listed for trading on any recognized securities exchange or in the over-the-counter markets;

(iii) own an equity interest of any other Person engaged in the Seller Restricted Business acquired as a creditor in bankruptcy other than by a voluntary investment decision; or

(iv) acquire the assets or capital stock or other equity interests of any other Person engaged in the Seller Restricted Business; provided, however, that the net sales attributable to the Seller Restricted Business conducted by such person accounts for less than twenty percent (20%) of the net sales of such person for its most recently completed fiscal year.

(b) During the Restricted Period, with respect to the Business, Seller shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, induce or attempt to induce any customer, reseller, retailer, distributor, supplier, licensee or other Person to cease doing business with Buyer or Medegen or in any way interfere with the relationship between any such customer, reseller, retailer, distributor, supplier, licensee or other Person, on the one hand, and Buyer or Medegen, on the other hand.

(c) During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise), or hire, any Transferred Employee.  Notwithstanding the foregoing, the Parties agree that the provisions of this Section 6.6(c) shall not prohibit (i) the solicitation or hiring of a person whose employment by Buyer, Medegen or any of their Affiliates has terminated; provided, however, any Transferred Employee whose employment was terminated by resignation (other than resignation for good reason) by such Transferred Employee shall be deemed not terminated for the purposes of this Section 6.6(c)(i) until the expiration of six (6) months after the effective date of such resignation, or (ii) solicitation by way of general advertising, including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement which is not directed or focused on Transferred Employees (or hiring as a result thereof).

(d) Seller agrees that any remedy at Applicable Law for any breach by it or its Affiliates of Sections 6.6(a), 6.6(b) or 6.6(c) would be inadequate, and Buyer may be entitled to injunctive or other equitable relief in such case in addition to any other right Buyer may have, whether at law or in equity.  Each Party intends that the provisions of this Section 6.6 be enforced under the Applicable Laws applied in each jurisdiction in which enforcement is sought.  If any provision of this Section 6.6 shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 6.6 shall be amended to revise the scope of such provision to make it enforceable, if possible, or, if not possible, to delete such provision, in either case, without affecting the other or remaining provisions of this Section 6.6 or this Agreement.  Any invalidity or unenforceability of any provision of this Section 6.6 in a jurisdiction will not affect the validity or enforceability of that provision in any other jurisdiction.

(e) Notwithstanding anything to the contrary, the obligations and covenants in Section 6.6(a) and 6.6(b) shall not apply to (and Seller shall not be liable under such Section for any action of) any Person that acquires Seller, whether by merger, consolidation or otherwise, and such Person’s Subsidiaries (other than Seller and its Subsidiaries) to the extent that such Person and its Subsidiaries do not use Confidential Information. For avoidance of doubt, none of Section 6.6 shall apply to such Person and its Subsidiaries prior to any such acquisition.

Section 6.7. Buyer Non-Competition and Non-Solicitation

(a) For the period from the Closing Date until eighteen months (18) after the Closing Date (the “Buyer Restricted Period”), without Seller’s consent, Buyer shall not, and shall cause each of its Affiliates (Buyer and its Affiliates, including for the avoidance of doubt Medegen after the Closing, the “Buyer Restricted Party”) not to, directly or indirectly (including by means of management, advisory, operating, or similar agreements or arrangements or by any record or beneficial equity interest, either as a principal, trustee, stockholder, partner, joint venture or otherwise, in any Person), engage in a business that competes with the Slipper and Sterilization Business, for their own account or for any other Person, in the United States (including the District of Columbia and Puerto Rico) or in Canada (the “Buyer Restricted Business”); provided, however, that nothing in this Agreement or in the definition of Buyer Restricted Business shall prohibit or in any way restrict any Buyer Restricted Party’s ability to:

(i) engage in the Buyer Restricted Business to the extent necessary to perform its duties under this Agreement or any agreement executed in connection with this Agreement;

(ii) make or maintain passive investments of less than five percent (5%) of the outstanding equity securities in any entity engaged in the Buyer Restricted Business listed for trading on any recognized securities exchange or in the over-the-counter markets;

(iii) own an equity interest of any other Person engaged in the Buyer Restricted Business acquired as a creditor in bankruptcy other than by a voluntary investment decision; or

(iv) acquire the assets or capital stock or other equity interests of any other Person engaged in the Buyer Restricted Business; provided, however, that the net sales attributable to the Buyer Restricted Business conducted by such person accounts for less than twenty percent (20%) of the net sales of such person for its most recently completed fiscal year.

(b) During the Buyer Restricted Period, with respect to the Slipper and Sterilization Business, Buyer shall not, and shall cause each of its Affiliates not to, without the prior written consent of Seller, directly or indirectly, induce or attempt to induce any customer, reseller, retailer, distributor, supplier, licensee or other Person to cease doing business with Seller or the Slipper and Sterilization Business or in any way interfere with the relationship between any such customer, reseller, retailer, distributor, supplier, licensee or other Person, on the one hand, and Seller or the Slipper and Sterilization Business, on the other hand.

(c) During the Buyer Restricted Period, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise), or hire, any employee or Contractor of the Slipper and Sterilization Business.  Notwithstanding the foregoing, the Parties agree that the provisions of this Section 6.7(c) shall not prohibit (i) the solicitation or hiring of a person whose employment by Seller or its Affiliates has terminated; provided, however, any employee or Contractor of the Slipper and Sterilization Business whose employment was terminated by resignation (other than resignation for good reason) by such employee or Contractor of the Slipper and Sterilization Business shall be deemed not terminated for the purposes of this Section 6.7(c)(i) until the expiration of six (6) months after the effective date of such resignation, or (ii) solicitation by way of general advertising, including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement which is not directed or focused on any employee or Contractor of the Slipper and Sterilization Business (or hiring as a result thereof).

(d) Buyer agrees that any remedy at Applicable Law for any breach by it or its Affiliates of Sections 6.7(a), 6.7(b) or 6.7(c) would be inadequate, and Seller may be entitled to injunctive or other equitable relief in such case in addition to any other right Seller may have, whether at law or in equity.  Each Party intends that the provisions of this Section 6.7 be enforced under the Applicable Laws applied in each jurisdiction in which enforcement is sought.  If any provision of this Section 6.7 shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 6.7 shall be amended to revise the scope of such provision to make it enforceable, if possible, or, if not possible, to delete such provision, in either case, without affecting the other or remaining provisions of this Section 6.7 or this Agreement.  Any invalidity or unenforceability of any provision of this Section 6.7 in a jurisdiction will not affect the validity or enforceability of that provision in any other jurisdiction.

(e) Notwithstanding anything to the contrary, the obligations and covenants in Section 6.7(a) or 6.7(b) shall not apply to (and Buyer shall not be liable under such Section for any action of) any Person that acquires Parent, whether by merger, consolidation or otherwise, and such Person’s Subsidiaries (other than Parent and its Subsidiaries) to the extent that such

Person and its Subsidiaries do not use any Seller Information. For avoidance of doubt, none of Section 6.7 shall apply to such Person and its Subsidiaries prior to any such acquisition.

ARTICLE VII

EMPLOYEES AND EMPLOYEE BENEFITS

Section 7.1. Transfer of Employment

Seller shall use commercially reasonable efforts to cause Containment Business Employees, Seller Corporate Employees and Seller Medegen Business Employees to make available their employment services to Buyer as of the Closing.  Not less than two (2) weeks prior to Closing, Buyer shall, or shall cause any of its Affiliates to, offer employment, subject to Buyer’s reasonable and necessary hiring policies and in compliance with Applicable Laws and effective as of the Closing Date and conditioned upon the Closing occurring, to each Containment Business Employee, Seller Corporate Employees and Seller Medegen Business Employee on terms consistent with the requirements set forth in this Article VII.  All Containment Business Employees, Seller Corporate Employees and Seller Medegen Business Employees who accept such offer of employment and commence employment with Buyer or one of its Affiliates from and after the Closing Date, together with all Medegen Employees who remain employed with Medegen as of the Closing are referred to herein as “Transferred Employees.”  As of the Closing Date, each Transferred Employee shall cease to be employed by Seller or its Affiliates and shall be employed by Buyer or its Affiliates, as applicable.  Containment Business Employees, Seller Corporate Employees and Seller Medegen Business Employees who do not accept such offer of employment and do not commence employment with Buyer or one of its Affiliates from and after the Closing Date shall be terminated from employment with Seller and its Affiliates effective as of the Closing and are referred to herein as “Terminated Business Employees”.  Each Person who is employed by Medegen immediately prior to Closing shall continue employment with Medegen immediately following the Closing without further action on the part of Buyer or any of the Companies.

Section 7.2. Compensation and Benefits

Except as otherwise specifically provided in this Article VII, for the period of time commencing on the Closing Date and ending on December 31, 2014, Buyer shall, or shall cause its Affiliates to, provide (a) each Transferred Employee (other than any Medegen Business Employee who is represented by a collective bargaining agreement) with base salary, hourly wage, commissions and cash incentive compensation opportunities that in each case are no less favorable to such Transferred Employee than those in effect immediately prior to the Closing and (b) Transferred Employees (other than any Medegen Business Employee who is represented by a collective bargaining agreement) with employee benefit plans and arrangements substantially similar in the aggregate to those provided to the Transferred Employees immediately prior to the Closing (but for avoidance of doubt shall not include any defined benefit pension, retiree medical or post-employment welfare, equity or cash incentive compensation benefits).  Effective as of the Closing, Buyer shall cause Medegen to assume and comply with the terms of any collective bargaining agreement covering any of the Transferred Employees to which it is bound and to continue to provide any compensation or employee benefits required to be provided under the terms of any such agreements.

Section 7.3. Business Employee Liabilities

Except as otherwise provided in the Transition Services Agreement, effective as of the Closing, the Transferred Employees shall cease active participation in any Benefit Plans that are not Business Benefit Plans and, except as otherwise specifically provided in this Article VII, Seller shall retain liability and responsibility for all employment and employee-benefits related Liabilities (including those arising under any Benefit Plan other than a Business Benefit Plan) that relate to (a) any Containment Business Employee, Seller Corporate Employee or Seller Medegen Business Employee (or any dependent or beneficiary of any Containment Business Employee, Seller Corporate Employee or Seller Medegen Business Employee)  or any other employee of Seller or its Affiliates (other than Medegen) and their dependents or beneficiaries and that are accrued or arise as a result of events that occurred on or before the Closing, (b) any Benefit Plan of Seller or its Affiliates (other than a Business Benefit Plan), (c) any Terminated Business Employee, or (d) the Medegen Pension Plan.  Seller shall satisfy and discharge such obligations, including payroll, bonuses and other employee-benefits related Liabilities consistent with its historical practices; provided, however, Seller shall pay all Transaction Bonuses to Transferred Employees within thirty (30) days after Closing. Except as otherwise specifically provided in this Article VII, Buyer shall be solely responsible for all employment and employee benefits-related liabilities that (i) accrued or arise as a result of events that occurred after the Closing and relate to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee), expressly excluding any Transaction Bonuses, or (ii) relate in any way to any Business Benefit Plan or any current, former or future Medegen Employee (whether arising or incurred prior to, upon or after the Closing), and, except as otherwise provided in this Article VII and except to the extent resulting from or arising out of breach of representation, warranty or covenant of Seller that would result in an Indemnification Claim of a Buyer Indemnified Party in accordance with Section 10.2(a). Seller shall have no liability or responsibility for any such amounts.

Section 7.4. Service Credit

Effective as of the Closing, Buyer shall, or shall cause its Affiliates to, cause each compensation or employee benefit plan, program, or arrangement maintained or contributed to by Buyer or any of its Affiliates and in which any Transferred Employee becomes eligible to participate, to treat the prior service of such Transferred Employee with any of Seller and its Affiliates as service rendered to Buyer or its Affiliates, as the case may be, for all purposes (including vesting, eligibility, level of benefit and benefit accrual purposes, but other than for purposes of benefit accrual under any defined benefit plan or vesting under any equity compensation plan) to the extent that such service crediting does not violate any Applicable Law or result in duplication of benefits for the same period of service.

Section 7.5. Welfare Plan Matters

Buyer shall, or shall cause its Affiliates to, use its reasonable efforts to (a) waive any limitation on health and welfare coverage of any Transferred Employee and such Transferred

Employee’s eligible dependents due to pre-existing conditions or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of Buyer or any Affiliate of Buyer to the extent such Transferred Employee and such Transferred Employee’s eligible dependents is covered under a health and welfare benefit plan of Seller or any of its Affiliates (as the case may be), and such conditions, periods or requirements are satisfied or waived under such plan, immediately prior to the Closing Date and (b) credit each Transferred Employee and such Transferred Employee’s eligible dependents with all deductible payments, co-payments and co-insurance paid by such employee and covered dependents under the medical employee benefit plan of Seller or any of its Affiliates (as the case may be) prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee and such Transferred Employee’s dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical plan of Buyer or any Affiliate of Buyer for such year; provided, however, that the obligations of Buyer under this Section 7.5 shall be contingent on Seller providing information in the form and manner reasonably requested by the Buyer or the applicable Transferred Employee.

Section 7.6. 401(k) Plan Matters

In the event that a Transferred Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to roll over such Transferred Employee’s account balance in Seller 401(k) Plan to a tax-qualified defined contribution plan sponsored by Buyer or one of its Affiliates, Buyer agrees to cause such tax-qualified defined contribution plan to accept such rollover; provided, however, such rollover shall not include any outstanding plan loans.

Section 7.7. Vacation

For purposes of determining the number of vacation and paid time off days to which each Transferred Employee shall be entitled from and after the Closing Date, Buyer shall assume and honor all vacation and paid time off days accrued or earned but not yet taken by such Transferred Employee as of the Closing Date and set forth on Schedule 7.7 to be prepared by Seller and delivered to Buyer not less than two (2) Business Days before the Closing Date, which schedule shall also contain the Closing Accrued Vacation Amount, with all components thereto separately identified.  Seller shall update such schedule for each of the Transferred Employees as of the Closing Date. Seller shall remain responsible for accrued vacation of any Terminated Business Employees and any accrued vacation for any former Medegen Employees that do not constitute Transferred Employees.

Section 7.8. Employment Tax Reporting

Buyer and Seller hereby agree to follow the alternate procedure for United States employment Tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Seller shall have no United States employment Tax reporting responsibilities, and Buyer and its Affiliates shall have full United States employment Tax reporting responsibilities, for each Transferred Employee subject to United States employment Taxes on and following the Closing Date, to the extent provided under such Rev. Proc. 2004-53.

Section 7.9. Plant Closings and Mass Layoffs; Worker’s Compensation

(a) Buyer agrees to provide any required notice under the WARN Act, and to otherwise comply with the WARN Act and any such other similar law, rule or regulation of any Governmental Authority with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring after the Closing.  Neither Buyer nor its Affiliates shall take any action on or after the Closing that would cause any termination of employment of any employees by Seller or its Affiliates that occurs on or prior to the Closing to constitute a “plant closing”, “mass layoff” or group termination or similar event under the WARN Act or to create any liability or penalty to Seller or its Affiliates for any employment terminations under the WARN Act.

(b) Seller will assume and or retain all liability for any workers’ compensation insurance claims of all Business Employees (including Transferred Employees and Medegen Employees) to the extent arising from or relating to any injury, illness or condition incurred or existing on or prior to the Closing.

Section 7.10. No Third Party Beneficiaries

The provisions of this Article VII are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any Business Employee or other current or former employee of Seller or Buyer or any of their Affiliates or any labor representative of the Business Employees), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Article VII) under or by reason of any provision of this Agreement.  Nothing in this Article VII shall amend, or be deemed to amend (or prevent the amendment or termination of), any Benefit Plan or any compensation or benefit plan of Seller or Buyer or any of their respective Affiliates. Buyer shall have no obligation to continue to employ or retain the services of any Transferred Employee for any period of time following the Closing and, except as specifically provided in this Article VII, Buyer shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 8.1. Conditions to Each Party’s Obligation

The respective obligation of each Party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived, in whole or in part, by the Parties acting jointly to the extent permitted by Applicable Law:

(a) no Applicable Law or order issued by any court or Governmental Authority that restrains, enjoins or otherwise prohibits, or makes illegal the consummation of the transactions contemplated hereby shall be in effect, and no legal proceeding instituted by a Governmental Authority seeking to put in place or enforce a governmental prohibition or otherwise questioning the legality of the transactions contemplated hereby shall be pending; and

(b) any waiting periods applicable to the transactions contemplated hereby under the HSR Act and any extensions thereof shall have expired or been terminated.

Section 8.2. Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived by Seller, in whole or in part, to the extent permitted by Applicable Law:

(a) each of the representations and warranties of Buyer set forth in Section 4.1 (first sentence) and Section 4.2 shall be true and correct in all respects, in each case on and as of the date hereof and as of the Closing Date as if made on and as of such dates (except for representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and each other representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such other representations and warranties pursuant to the foregoing, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date as though made on and as of such dates (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except for failures to be so true and correct that would not have, individually or in the aggregate, a materially adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b) Buyer shall have performed in all material respects its covenants, agreements and obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

(c) Buyer shall have delivered to Seller a certificate as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b), dated as of the Closing and executed by an officer of Buyer; and

(d) Buyer shall have delivered to Seller or its Affiliates those items set forth in Section 2.10.

Section 8.3. Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions, any and all of which may be waived by Buyer, in whole or in part, to the extent permitted by Applicable Law:

(a) since the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(b) each of the representations and warranties of Seller set forth in Sections 3.1 (first sentence), 3.2, 3.4(a), and 3.5 shall be true and correct in all respects, in each case on and as of the date hereof and as of the Closing Date as if made on and as of such dates (except for representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and each other representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (it being understood that, for purposes of determining the accuracy of such other representations and warranties pursuant to the foregoing, all materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date as though made on and as of such dates (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date), except for failures to be so true and correct that would, not have, individually or in the aggregate, a Material Adverse Effect;

(c) Seller shall have performed in all material respects its covenants, agreements and obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

(d) Seller shall have delivered to Buyer a certificate as to the satisfaction of the conditions contained in Sections 8.3(a), 8.3(b) and 8.3(c) dated as of the Closing and executed by an officer of Seller;

(e) Seller or its Affiliates shall have delivered to Buyer those items set forth in Section 2.9;

(f) Buyer shall have written closing instructions, accepted in writing by the Title Company for each parcel of the Owned Real Property, referencing pro forma policies of title insurance, and irrevocably committing the Title Company to issue to Medegen (with respect to the Tennessee Facility) and to Buyer (with respect to the West Virginia Facility) a form 2006 ALTA Owner Policy of Title Insurance with extended coverage for each such parcel (each, a “Title Policy” and collectively, the “Title Policies”), in the form of such pro forma policies (but deleting any qualification as to effectiveness or applicability) and insuring Medegen’s (with respect to the Tennessee Facility) and Buyer’s (with respect to the West Virginia Facility) fee simple absolute ownership of the Owned Real Property, in an amount equal to the fair market value of each parcel of Owned Real Property, subject only to the exceptions to title listed therein and constituting Permitted Liens and including such endorsements to title insurance as are available from the Title Company and are reasonably requested by Buyer, together with current ALTA/ACSM land title surveys of the Owned Real Property (each, a “Survey” and together, the “Surveys”), certified to Medegen (for the Survey of the Tennessee Facility), Buyer (for the Survey of the West Virginia Facility), Winston & Strawn LLP and the Title Company, as approved by Buyer.

ARTICLE IX

TERMINATION

Section 9.1. Termination of Agreement

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by Buyer, if it is not in material default of any of its covenants, agreements or obligations hereunder and if there has been a breach by Seller of any of its obligations, representations or warranties contained in this Agreement that has not been waived in writing and that renders the conditions set forth in Sections 8.1 or 8.3 incapable of being satisfied by the Termination Date, and in each case such breach is not cured (if able to be cured) within thirty (30) days of receipt of notice thereof by Buyer to Seller;

(c) by Seller, if it is not in material default of any of its covenants, agreements or obligations hereunder and if there has been a breach by Buyer of any of its obligations, representations or warranties contained in this Agreement that has not been waived in writing and that renders the conditions set forth in Sections 8.1 or 8.2 incapable of being satisfied by the Termination Date, and in each case such breach is not cured (if able to be cured) within thirty (30) days of receipt of notice thereof by Seller to Buyer;

(d) by either Seller or Buyer, if the Closing shall not have occurred on or before (i) the date that is four (4) months after the date hereof, such date being referred to herein as the “Termination Date” or (ii) such later date as the Parties may agree upon in writing; provided, however, (A) that the right to terminate this Agreement under this Section 9.1(d) shall not be available to (1) Buyer, if Buyer’s breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on prior to such date, or (2) Seller, if Seller’s breach of any provision of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on prior to such date and (B) that if upon the Termination Date the HSR Act waiting period shall not have expired or been terminated, either Buyer or Seller may extend the Termination Date for up to ninety (90) days (but which extension period shall expire as of the fifth (5th) Business Day after such HSR Act waiting period has expired or been terminated), but only if such extending Party continuously uses reasonable best efforts to pursue its obligations under Section 5.4 during such extension period; or

(e) by either Seller or Buyer, if a Governmental Authority has issued a nonappealable final judgment that consummation of the transactions contemplated in this Agreement is illegal.

Section 9.2. Effect of Termination

Notwithstanding the foregoing, termination of this Agreement pursuant to Sections 9.1 (other than Section 9.1(a)) shall not in any way limit or restrict the rights and remedies of any Party against any other Party that has violated or breached any of the representations, warranties, agreements or other provisions of this Agreement prior to termination hereof. In the event of termination of this Agreement by Buyer or Seller as provided above in Sections 9.1(d) or 9.1(e), this Agreement shall forthwith become void and there shall be no liability on the part of Buyer or Seller (or their respective officers or directors), except this Section 9.2, and Article XI shall survive any termination of this Agreement, and Buyer shall continue to adhere to the Confidentiality Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1. Survival

The representations and warranties of the Parties contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith shall survive the Closing until the first (1st) anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Section 3.19 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any actions that toll or extend such statute), (b) the Fundamental Representations shall survive indefinitely or until the latest date permitted by law, and (c) the representations and warranties in Section 3.4(a) shall survive until the second (2nd) anniversary of the Closing Date.  The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive until the latest date permitted by Applicable Law; provided, however, that breaches of the covenants contained in Sections 5.1 or 5.2 shall survive only until the first (1st) anniversary of the Closing Date.  Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice (which notice must include reasonable detail regarding the specifics of the breach or inaccuracy) of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The right to indemnification based on such representations, warranties, covenants, agreements and obligations herein will not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, agreement or obligation.

Section 10.2. Indemnification

(a) Effective at and after the Closing and subject to the other provisions of this Article X, Seller hereby indemnifies Buyer and each of its Affiliates, Subsidiaries (including Medegen after the Closing) and permitted assigns and their respective representatives and successors (“Buyer Indemnified Parties”) against and agrees to defend and hold each of them harmless from any and all damage, loss, costs, expense, liabilities, obligations or penalties (including reasonable attorneys’ fees and expenses in connection with any action, suit, proceeding or investigation, whether or not arising out of Third Party Claims) (“Damages”) actually suffered by Buyer or any of its successors or permitted assigns to the extent arising out of:

(i) any breach of warranty or representation made by Seller contained in this Agreement (other than the representations and warranties contained in Section 3.19)  (each such breach, a “Seller Warranty Breach”);

(ii) breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(iii) any Excluded Liability;

(iv) any Medegen Parent Assumed Medegen Liability; or

(v) the matters described on Schedule 3.15 and Schedule 3.24(b).

provided, however, that with respect to indemnification by Seller for Seller Warranty Breaches pursuant to Section 10.2(a)(i), (A) Seller shall not be liable for any Seller Warranty Breach (other than with respect to a breach of any of the Fundamental Representations or the representation and warranty set forth in Section 3.11(b)(iii)) unless the aggregate amount of Damages to Buyer and the Buyer Indemnified Parties arising with respect to Seller Warranty Breaches exceeds $350,000 (the “Deductible”) and then only to the extent of such excess, and (B) Seller’s maximum liability for all such Seller Warranty Breaches (other than with respect to a breach of a Fundamental Representation or the representation and warranty set forth in Section 3.11(b)(iii)) shall not exceed $8,000,000 (the “Cap”).  None of the foregoing limitations on the indemnification obligations shall apply to the extent attributable to fraud by Seller.

(b) Effective at and after the Closing and subject to the other provisions of this Article X, Buyer hereby indemnifies Seller and each of its Affiliates, Subsidiaries and their respective representatives, successors and permitted assigns (“Seller Indemnified Parties”) against and agrees to defend and hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates or any of their successors or permitted assigns arising out of:

(i) any breach of representation or warranty made by Buyer contained in this Agreement (each such breach, a “Buyer Warranty Breach”);

(ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement;

(iii) any Liability or claims of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) relating to or arising out of the ownership or operation of the Assets or the conduct of the Business by Buyer or its Affiliates (including Medegen) after the Closing (including compliance with Applicable Law, including any Business Permits), other than Liabilities to the extent relating to any act or omission occurring on or prior to the Closing, including any such Liabilities, obligations and claims arising as a result of the consummation of the transactions contemplated by this Agreement, and, in all cases, except to the extent any such Damage results from or arises out of breach of any representation, warranty, covenant or agreement of Seller that would result in an Indemnification Claim of a Buyer Indemnified Party in accordance with Section 10.2(a); or

(iv) any Assumed Liability;

provided, however, that with respect to indemnification by Buyer for Buyer Warranty Breaches pursuant to Section 10.2(b)(i), (A) Buyer shall not be liable for any Buyer Warranty Breach (other than with respect to a breach of any of the Fundamental Representations) unless the aggregate amount of Damages to Seller and the Seller Indemnified Parties with respect to Buyer Warranty Breaches exceeds the Deductible and then only to the extent of such excess and (B) Buyer’s maximum liability for all such Buyer Warranty Breaches (other than with respect to a breach of a Fundamental Representation) shall not exceed the Cap.  None of the foregoing limitations on the indemnification obligations shall apply to the extent attributable to recovery for fraud by Buyer.

(c) Unless otherwise required by Applicable Law following a final determination (as defined in Section 1313(a) of the Code), the Parties shall treat all indemnification payments under this Agreement as adjustments to the Purchase Price for all relevant Tax purposes.

(d) For purposes of determining the amount of any Damages under this Section 10.2, all references to “material,” “materially” or “materiality,” or to whether a breach would have a “Material Adverse Effect” contained in the any representation or warranty (other than those representations and warranties contained in Sections 3.7 and 3.9) shall be disregarded (although, for the avoidance of doubt, any such qualifications shall be taken into account for purposes of determining the existence of any inaccuracy or breach of such representation or warranty).

(e) Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have (i) duplication of recovery under this Article X, including giving full credit for any amounts taken in account in computing the Purchase Price or any of the post-closing adjustments pursuant to Section 2.12 or (ii) any right to make any claim for Damages against the Indemnifying Party to the extent subject matter of the expense, loss or Liability comprising the Damages (or a part thereof) has been included in the determinations set forth on Exhibit M.

Section 10.3. Third Party Claim Procedures

(a) The Party seeking indemnification under this Article X (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b) After the Indemnified Party provides the notice set forth in Section 10.3(a), if such Third Party Claim is solely for monetary damages, and is not brought by a customer listed on Schedule 3.23(a), then the Indemnifying Party shall be entitled, if it elects to do so, at its own cost and expense, (A) to take control of the defense and investigation of such Third Party Claim, (B) to employ and engage legal counsel of its own choice to handle and defend the same unless the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there is a material conflict of interest by having the Indemnifying Party retain a single law firm to defend the Indemnifying Party and the Indemnified Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable cost and expense (but solely to the extent such costs and expenses arise from actions that reasonably are material to the preservation of the Indemnified Party’s rights in such Third Party Claim), to separate counsel of its own choosing (but in no event more than one counsel).  The Indemnifying Party shall not, without the written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, (x) settle or compromise any Third Party Claim or consent to the entry of any judgment which respect thereto that includes any admission of wrongdoing or (y) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be fully indemnified hereunder.  No Third Party Claim for which indemnification hereunder has been or will be sought shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) If the Indemnifying Party fails to assume the defense of such lawsuit or action within forty-five (45) calendar days after receipt of the notice of Third Party Claim pursuant to Section 10.3(a) or is not permitted to assume such defense pursuant to Section 10.3(b), the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnified Party settles or compromises such lawsuit or action without the prior written consent of the Indemnifying Party, the Indemnifying Party will bear no liability hereunder for or with respect to such lawsuit or action.  In the event either Party assumes the defense of a particular lawsuit or action in the manner contemplated above, the Party assuming such defense shall keep the other party reasonably informed of the progress of any such defense, compromise or settlement.

(d) In connection with the defense or prosecution of any Third Party Claim, each Party shall (at the sole cost or expense of the Indemnifying Party) (i) reasonably cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of such claim, (ii) furnish or cause to be furnished such documents, records, information and testimony, grant or cause to be granted access to all reasonably requested witnesses, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case as may be reasonably requested in connection therewith, and (iii) take all reasonable steps to make available to the other Party, upon written request, its former and current employees, other personnel and agents (whether as witnesses or otherwise) to the extent that such persons may reasonably be required in connection therewith. After written notice of any Third Party Claim, neither Seller nor Buyer shall (and each of Seller and Buyer shall cause its respective Affiliates not to) destroy or dispose of any documents, records or information related to the defense or prosecution of any Third Party Claim without first using its reasonable efforts to notify the other Party of the proposed destruction or disposition and giving the other Party the opportunity to take possession of or copy such documents, records or information prior to such destruction or disposition.

(e) Notwithstanding anything to the contrary in this Agreement, Seller shall have exclusive control over the prosecution, defense or settlement of any Third Party Claim relating to a Seller Consolidated Return.

Section 10.4. Direct Claim Procedures

In the event an Indemnified Party has a claim for indemnity under this Article X against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.  The Indemnifying Party shall have a period of forty-five (45) days to respond in writing to such claim.  If the Indemnifying Party does not so respond within such forty-five (45) day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement including Exhibit H.

Section 10.5. Calculation of Damages

(a) The amount of any Damages payable under this Article X by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (less any expenses or costs incurred by the Indemnified Party in connection therewith), and (ii) net Tax benefit actually recognized by the Indemnified Party arising from the incurrence or payment of any such Damages.  If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible therefor for any Damages subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party (less any expenses or costs incurred by the Indemnified Party in connection therewith).

(b) Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be liable under this Agreement for any (i) Damages with respect to any matter to the extent such Damages have been taken into account in the determination of Closing Inventory, or (ii) exemplary or punitive Damages, (iii) Damages suffered by an Indemnified Party unless such

Damages are reasonably foreseeable based on the event(s) giving rise to the Indemnifying Party’s indemnification obligation for Damages under this Agreement, (iv) Damages suffered by an Indemnified Person’s that arise solely from the special circumstances of such Indemnified Person, (v) Damages based on a multiple of earnings or other income model or (vi) Damages arising out of changes after the Closing Date in Applicable Law; provided, however, none of the limitations set forth above in this Section 10.5(b) (other than in Section 10.5(b)(vi)) shall apply to Damages to the extent recovered in a Third Party Claim.

(c) Each Indemnified Party shall use its reasonable best efforts to mitigate any loss for which such Indemnified Party seeks indemnification under this Agreement.  If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party shall notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation within ten (10) Business Days after the benefit is received, including seeking recovery under applicable insurance policies or from other Person potentially responsible for any Damages payable under this Article X.  For avoidance of doubt, it shall not be a condition or requirement with respect to any right to pursue indemnification by any Indemnified Party against an Indemnified Party pursuant to the terms of this Agreement to first pursue or exhaust any right to payment under any insurance policy or from any other Person who may be responsible for any such loss.

Section 10.6. Assignment of Claims

(a) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 10.2 and the Indemnified Party potentially could have recovered all or a part of such Damages from a third party (a “Potential Contributor”), the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 10.7. Exclusivity

Notwithstanding anything herein to the contrary, from and after Closing, except in the case of fraud, the sole and exclusive remedy under or in connection with this Agreement of any Buyer Indemnified Party or any Seller Indemnified Party shall be indemnification in accordance with this Article X.

Section 10.8. Other Limitations

(a) Any claim relating to Remediation shall be governed according to Exhibit H.

(b) Notwithstanding any other provision of this Agreement to the contrary, Buyer’s recovery under Sections 10.2 or 10.4 herein with respect to any Remediation Damages or Liability shall be limited to the extent that any such Damages or Liability is caused by:

(i) investigation undertaken by the Buyer after the Closing Date to test for Hazardous Materials except to the extent that such investigation was (x) required by

Environmental Laws, Environmental Permits, or a Governmental Authority, including related to the existing contamination, the wetlands mitigation work or any storm water improvements or requirements, each at the Tennessee Facility, (y) in response to an emergency, or (z) related to any future construction, modification or improvement of the Real Property, including repair of subsurface utilities or other features on the Real Property;

(ii) notification of a Release of Hazardous Materials, to a Governmental Authority by Buyer except to the extent that such notification was required by Environmental Laws, Environmental Permits or a Governmental Authority;

(iii) change of use of the Real Property to a non-industrial or non-commercial use.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Expenses

Except as otherwise set forth in this Agreement, each of the Parties shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, the Transaction Documents and the transactions contemplated hereby, including any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement and the Transaction Documents (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated, and notwithstanding anything herein to the contrary, Buyer shall be solely responsible for all costs and expenses associated with obtaining any third-party consents in connection with the transactions contemplated by this Agreement, other than with respect to the out-of-pocket costs and expenses paid to the counterparties of the consents listed on Schedule 2.9(n), which shall be split equally by the Parties.

Section 11.2. Notices

All notices, demands, waivers and other communications to be given or delivered to Buyer or Seller under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing in accordance with this Section 11.2):

(a) If to Seller to:

Medical Action Industries Inc.
500 Expressway Drive South
Brentwood, NY 11717
Fax No.:  (631) 404-3865
Attention:  Vladimir Kleyman

with a copy to:

Vinson & Elkins LLP
666 Fifth Avenue
New York, New York 10019
Fax No.:  (917) 849-5367
Attention:  Michael Swidler

(b) If to Buyer to:

Medira Inc.
9 Peach Tree Hill Road
Livingston, NJ 07039
Fax No.: (973) 740-8293
Attention:  Robert Wang

with a copy to:

Winston & Strawn LLP
1111 Louisiana, 25th Floor
Houston, TX 77002
Fax No.:  (713) 651-2700
Attention:  Chris A. Ferazzi

Section 11.3. Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns; provided, however, neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties without the prior written consent of the other Party; provided, further, that following the Closing Buyer may assign its rights and obligations under this Agreement to an Affiliate of Buyer so long as such assignment does not relieve Buyer from any of its obligations hereunder.

Section 11.4. Severability

Subject to Section 6.6(d), whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.5. Amendment

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.  For the avoidance of doubt, this Agreement may be amended without the consent of Parent.

Section 11.6. Entire Agreement

This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.7. Bulk Sale Laws

Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any jurisdiction.

Section 11.8. No Third Party Beneficiaries

Except as otherwise expressly set forth in this Agreement (including as set forth in Article X above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third Persons specifically including employees or creditors of the Companies.

Section 11.9. No Waiver

Except as expressly provided otherwise herein, no failure or delay by any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.10. Counterparts

This Agreement may be executed simultaneously in counterparts (including by PDF or other electronic means), each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 11.11. Exhibits and Schedules

The Exhibits and Schedules referred to in this Agreement are incorporated herein by reference and made a part of this Agreement.  The Schedules shall be subject to the following terms and conditions: (a) any item disclosed in any particular part of the Schedules shall be deemed to be disclosed in any other part of the Schedules to the extent its relevance or appropriateness is readily apparent from the face of such disclosure; (b) no disclosure of any matter contained in the Schedules shall create an implication that such matter meets any standard of materiality; (c) matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules (such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature), nor shall the inclusion of any item be construed as implying that any such item is material for any purpose; (d) disclosures contained in the Schedules that refer to a document are qualified in their entirety by reference to the text of such document; and (e) headings and introductory language have been inserted on the sections of the Schedules for convenience of reference only and shall not have the effect of amending or changing the express description of the sections as set forth in this Agreement. All capitalized terms not defined in the Schedules shall have the meanings assigned to them in this Agreement.

Section 11.12. Supplemental Disclosures

(a) Seller shall, from time to time prior to the Closing by written notice to Buyer (which notice shall be made promptly after Seller’s Knowledge of the matters set forth in clauses (i) or (ii) below), supplement or amend the Seller Schedules (i) to correct any matter existing as of the date of this Agreement and discovered hereafter that, if known at the date of this Agreement, would have been required to be set forth or described in the Seller Schedules to avoid a breach of any representation or warranty of Seller in Article III (a “Seller Correcting Supplement”), or (ii) to reflect any matter arising after the date hereof that, if it existed at the date of this Agreement, would have been required to be set forth or described in the Schedules to make the representations and warranties of Seller in Article III true and correct in all material respects (or in the case of such representations and warranties that are qualified as to materiality or Material Adverse Effect, true and correct in all respects) (a “Seller Updating Supplement”).

(b) Neither the Seller Correcting Supplement or the Seller Updating Supplement shall affect the representations, warranties, covenants or agreements of any Party or the conditions to the obligations of any Party nor shall they otherwise affect the remedies hereunder to any Buyer Indemnified Party under Article X or otherwise the remedies of the Buyer hereunder.  Notwithstanding the foregoing or anything else contained herein to the contrary, if the Seller Updating Supplement (i) does not constitute a breach by Seller of a covenant contained in Article V or a representation in Article III that was made as of the date hereof, (ii) would permit Buyer to terminate this Agreement pursuant to Section 9.1(b), and (iii) Buyer does not so terminate the Agreement and the Closing shall have occurred, Buyer shall be deemed to have waived (on behalf of itself and each of the Buyer Indemnified Parties) any right or claim pursuant to this Agreement or otherwise, including pursuant to Article X, with respect to any and all matters disclosed pursuant to such Seller Updating Supplement. If Buyer does exercise such termination right, Section 9.2 shall apply.

Section 11.13. Counsel

Buyer hereby waives, on its own behalf, and agrees to cause Medegen to waive, any conflicts that may arise in connection with (a) the undertaking after the Closing by any legal counsel representing Medegen in connection with this Agreement and the transactions contemplated hereby to represent any current unitholder, officer, employee or director of Medegen (any such Person, a “Designated Person”) in a matter involving this Agreement or the transactions contemplated hereby and (b) the communication by such counsel to any such

Designated Person, in any such representation, of any fact known to such counsel, including in connection with a dispute with Buyer or following the Closing; provided, however, that such waiver shall not be deemed to be or used as a basis for contending that Medegen has waived its attorney-client privilege (it being understood that any information which any such Designated Person or legal counsel learned prior to the Closing shall not be prohibited by virtue of this Section 11.13 from being used in connection with any such representation by such legal counsel of such Designated Person after the Closing).

Section 11.14. Time of the Essence

Time is of the essence in the performance of the Agreement in all respects.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 11.15. No Presumption Against Drafting Party

Each Party has fully participated in the negotiation and drafting of this Agreement.  If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against any Party by virtue of the fact that its representative has authored this Agreement or any portion hereof.

Section 11.16. Governing Law

This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

Section 11.17. Waiver of Trial by Jury

EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREIN.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.17.

Section 11.18. Consent to Jurisdiction

Each Party hereby irrevocably and unconditionally submits, for itself, to the exclusive jurisdiction of the state courts, and any Federal court of the United States of America, sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such state or Federal Court sitting in New York, New York, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 11.2.

Section 11.19. Specific Performance

Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof, in each case located in New York, New York and having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 11.20. Parent Guarantee

Parent hereby irrevocably and unconditionally guarantees the full and prompt payment and performance of all of Buyer’s obligations and liabilities under this Agreement and the Assignment and Assumption Agreement executed in connection with the Closing (collectively, the “Guaranteed Obligations”).  In the event any of the Guaranteed Obligations shall not have been paid when due and payable or performed when required to be performed, Parent shall pay or perform such Guaranteed Obligation immediately after a demand therefor from Seller.  Parent shall also be liable for the reasonable attorneys’ fees and expenses of Seller’s external counsel incurred in any effort to collect or enforce any of the Guaranteed Obligations.  The guarantee contained in this Section 11.20 (this “Guarantee”) is a guarantee of payment and performance, and not of collection, and Seller is not required to proceed first against Buyer or any other Person before resorting to Parent for payment under this Guarantee.  In the event that any payment to Seller in respect of the Guaranteed Obligations is rescinded or must be returned, Parent shall remain liable under this Guarantee in respect of such Guaranteed Obligations as if such payment had not been made. Parent hereby waives any circumstance that might constitute a legal or equitable discharge of a surety or guarantor, including but not limited to: (a) notice of acceptance of this Guarantee; (b) presentment and demand concerning the liabilities of Parent; (c) notice of any dishonor or default by, or disputes with, Buyer; and (d) any right to require that any action or proceeding be brought against Buyer or any other Person, or to require that Seller seek enforcement of any performance against Buyer or any other Person, prior to any action against Parent under the terms of this Guarantee. Parent hereby consents to the renewal, compromise, extension, acceleration, or other modification of the terms of the Guaranteed Obligations requested or agreed to in writing by Buyer, and to any change, modification or waiver of the terms of Guaranteed Obligations requested or agreed in writing by Buyer, without in any way releasing or discharging Parent from its obligations under this Guarantee. Parent further waives all defenses arising from (i) the bankruptcy, insolvency, dissolution, or liquidation of Buyer and (ii) the lack of power and authority on the part of Buyer to enter into this Agreement and the Assignment and Assumption Agreement executed in connection with the Closing. No failure on the part of Seller to exercise, and no delay in exercising, any right, remedy or power under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by Seller of any right, remedy or power under this Guarantee preclude any other or future exercise of any right, remedy or power. This Guarantee shall remain in full force and effect and shall be binding on Parent and its successors and assigns until all of the Guaranteed Obligations have been indefeasibly satisfied in full. Upon payment by Parent of the Guaranteed Obligations, so long as none of the Guaranteed Obligations then due and payable remain unpaid or are in breach, Parent shall be subrogated to the rights of Seller against Buyer with respect to such Guaranteed Obligations. Notice under this Guarantee shall be given to Parent at Buyer’s address in accordance with Section 11.2. Parent may not (1) assign its rights, benefits or obligations under this Guarantee or (2) amend or modify any provision of this Guarantee, in each case without the prior written consent of Seller. This Guarantee shall inure to the benefit of Seller, its successors and assigns. The provisions of Sections 4.1, 4.2, 4.3, 4.6, 11.4, 11.6, 11.8, 11.9, 11.10, 11.14 through (and including) 11.19 shall be deemed to apply to this Guarantee mutatis mutandis as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ Brian Baker
Brian Baker, Vice President of Finance and Principal Accounting Officer

BUYER:

MEDIRA INC.

By:	/s/ Robert H. Wang
Robert H. Wang, Chief Financial Officer and Treasurer

By:	/s/ David Young
David Young, Vice President of Operations and Business Development

SOLELY FOR PURPOSES OF SECTIONS 5.1(b) and 11.20:

PARENT:

INTEPLAST GROUP, LTD.

By:	/s/ Robert H. Wang
Robert H. Wang, Chief Financial Officer and Treasurer

By:	/s/ Joseph Wang
Joseph Wang, Vice President of Administration

Signature Page